Exhibit 99.1

Caesars Resort Collection, LLC
Quarterly Report For the Three Months Ended March 31, 2020

CAESARS RESORT COLLECTION, LLC

PART I—FINANCIAL INFORMATION
Item 1. Unaudited Financial Statements
CAESARS RESORT COLLECTION, LLC
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

(In millions)	March 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents ($21 and $28 attributable to our VIEs)	$1,700	$960
Restricted cash	21	11
Receivables, net ($13 and $15 attributable to our VIEs)	118	132
Due from affiliates, net ($81 and $68 attributable to our VIEs)	81	68
Prepayments and other current assets ($66 and $58 attributable to our VIEs)	129	116
Inventories	13	13
Total current assets	2,062	1,300
Property and equipment, net ($145 and $153 attributable to our VIEs)	6,747	6,752
Goodwill	1,887	1,887
Intangible assets other than goodwill	1,554	1,570
Prepaid management fees to related parties	129	132
Deferred charges and other assets ($30 and $31 attributable to our VIEs)	314	329
Total assets	$12,693	$11,970

Liabilities and Member's Equity
Current liabilities
Accounts payable ($59 and $57 attributable to our VIEs)	$193	$232
Due to affiliates, net ($26 and $106 attributable to our VIEs)	28	110
Accrued expenses and other current liabilities ($99 and $167 attributable to our VIEs)	597	653
Interest payable	49	20
Contract liabilities ($78 and $73 attributable to our VIEs)	117	129
Current portion of financing obligations	14	12
Current portion of long-term debt	773	47
Total current liabilities	1,771	1,203
Financing obligations	1,092	1,095
Long-term debt	6,419	6,177
Long-term debt to related party ($15 and $15 attributable to our VIEs)	15	15
Deferred income taxes	567	520
Deferred credits and other liabilities ($18 and $14 attributable to our VIEs)	401	391
Total liabilities	10,265	9,401
Commitments and contingencies (Note 6)
Member’s equity
CRC member’s equity	2,428	2,565
Noncontrolling interests	—	4
Total member’s equity	2,428	2,569
Total liabilities and member’s equity	$12,693	$11,970

See accompanying Notes to Consolidated Condensed Financial Statements.

CAESARS RESORT COLLECTION, LLC
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended March 31,
(In millions)	2020	2019
Revenues
Casino	$382	$438
Food and beverage	165	206
Rooms	210	251
Other revenue	97	113
Net revenues	854	1,008
Operating expenses
Direct
Casino	230	238
Food and beverage	125	133
Rooms	76	77
Property, general, administrative, and other	245	231
Management fees to related parties	8	11
Depreciation and amortization	112	106
Corporate expense	22	29
Other operating costs	14	12
Total operating expenses	832	837
Income from operations	22	171
Interest expense	(102)	(106)
Other income	4	1
Income/(loss) before income taxes	(76)	66
Income tax benefit/(provision)	19	(18)
Net income/(loss)	$(57)	$48

Comprehensive income/(loss)
Change in fair market value of interest rate swaps, net of tax	$(52)	$(17)
Other comprehensive loss, net of income taxes	(52)	(17)
Comprehensive income/(loss)	$(109)	$31

See accompanying Notes to Consolidated Condensed Financial Statements.

CAESARS RESORT COLLECTION, LLC
CONSOLIDATED CONDENSED STATEMENTS OF MEMBER’S EQUITY
(UNAUDITED)

	CRC Member’s Equity
(In millions)	Contributed Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total CRC Member’s Equity	Noncontrolling Interests	Total Member’s Equity
Balance as of December 31, 2019	$4,080	$(1,461)	$(54)	$2,565	$4	$2,569
Net loss	—	(57)	—	(57)	—	(57)
Income tax-related distributions to parent	(27)	—	—	(27)	—	(27)
Transactions with parent	(2)	—	—	(2)	—	(2)
Other comprehensive loss, net of tax	—	—	(52)	(52)	—	(52)
Stock-based compensation and other	4	—	—	4	—	4
Change in noncontrolling interest, net of distributions and contributions	—	—	—	—	(4)	(4)
Other	—	(3)	—	(3)	—	(3)
Balance as of March 31, 2020	$4,055	$(1,521)	$(106)	$2,428	$—	$2,428

Balance as of December 31, 2018	$4,028	$(1,383)	$(13)	$2,632	$29	$2,661
Net income	—	48	—	48	—	48
Income tax-related contributions by parent	16	—	—	16	—	16
Other comprehensive loss, net of tax	—	—	(17)	(17)	—	(17)
Stock-based compensation and other	8	—	—	8	—	8
Change in noncontrolling interest, net of distributions and contributions	—	—	—	—	(5)	(5)
Balance as of March 31, 2019	$4,052	$(1,335)	$(30)	$2,687	$24	$2,711

See accompanying Notes to Consolidated Condensed Financial Statements.

CAESARS RESORT COLLECTION, LLC
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
(In millions)	2020	2019
Cash flows provided by/(used in) operating activities	$(65)	$305
Cash flows from investing activities
Acquisitions of property and equipment, net of change in related payables	(145)	(184)
Cash flows used in investing activities	(145)	(184)
Cash flows from financing activities
Proceeds from long-term debt and revolving credit facility	975	—
Repayments of long-term debt and revolving credit facility	(12)	(112)
Transactions with parent	(2)	—
Financing obligation payments	(1)	(2)
Cash flows provided by/(used in) financing activities	960	(114)
Net increase in cash, cash equivalents, and restricted cash	750	7
Cash, cash equivalents, and restricted cash, beginning of period	971	339
Cash, cash equivalents, and restricted cash, end of period	$1,721	$346

Supplemental Cash Flow Information:
Cash paid for interest	$72	$81
Non-cash investing and financing activities:
Change in accrued capital expenditures	(41)	(34)
Contribution from/(distribution to) parent in settlement of taxes	(27)	16

See accompanying Notes to Consolidated Condensed Financial Statements.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

In this report, the name “CRC LLC” refers to the parent holding company, Caesars Resort Collection, LLC, exclusive of its consolidated subsidiaries and variable interest entities (“VIEs”), unless otherwise stated or the context otherwise requires. The words “CRC,” “Company,” “we,” “our,” and “us” refer to Caesars Resort Collection, LLC, inclusive of its consolidated subsidiaries and variable interest entities, unless otherwise stated or the context otherwise requires.
This Quarterly Report should be read in conjunction with our Annual Report For the Fiscal Year Ended December 31, 2019 (“2019 Annual Report”). Capitalized terms used but not defined in this Quarterly Report have the same meanings as in the 2019 Annual Report.
We also refer to (i) our Consolidated Condensed Financial Statements as our “Financial Statements,” (ii) our Consolidated Condensed Balance Sheets as our “Balance Sheets,” (iii) our Consolidated Condensed Statements of Operations and Comprehensive Income as our “Statements of Operations,” and (iv) our Consolidated Condensed Statements of Cash Flows as our “Statements of Cash Flows.”
Note 1 — Organization and Basis of Presentation and Consolidation
Organization
CRC LLC is wholly owned by Caesars Entertainment Corporation (“CEC,” “Caesars,” and “Caesars Entertainment”) and operates 13 casino properties, primarily in Las Vegas. CRC also owns The LINQ Promenade. We lease certain real property assets, including Harrah’s Las Vegas, from third parties, which is leased from VICI Properties Inc. and/or its subsidiaries (collectively, “VICI”).
We view each property as an operating segment and aggregate such properties into one reportable segment, which is consistent with how we manage the business.
Effect of the COVID-19 Public Health Emergency
A novel strain of coronavirus (“COVID-19”) was declared a public health emergency by the United States Department of Health and Human Services on January 31, 2020. On March 13, 2020, the President of the United States issued a proclamation declaring a national emergency concerning COVID-19. As a result of the COVID-19 public health emergency, we began to receive directives from various governmental bodies for the closure of certain properties, and consistent with such directives, on March 17, 2020, Caesars announced the temporary shutdown of our owned properties in North America. COVID-19 is present in nearly all regions around the world and has resulted in travel restrictions and business slowdowns or shutdowns in affected areas. Our properties remained closed as of March 31, 2020, and as a result, the COVID-19 public health emergency continues to affect our business significantly. There is significant uncertainty as to the length of time for which these closures will remain in effect. Furthermore, there can be no assurance even after reopening as to the time required for our operations to recover to levels prior to these closures, or whether future closures related to COVID-19 could occur.
The COVID-19 public health emergency has had significant and far-reaching effects on our business and our industry. In addition to the lost revenues from the closure of our properties, we also observed a significant increase in postponements and cancellations, specifically in our Las Vegas region, of convention reservations during the quarter ended March 31, 2020, as well as convention reservations in the second and third quarters of 2020. In addition, many of our entertainment venues have canceled or postponed scheduled performances (see Note 8 for further discussion). Further, some of our tenants have requested temporary rent relief in the form of extended payment periods. We have also made efforts to reach agreements with our vendors for extended payment terms. The interruptions in our business have reduced our revenues and projected revenues across most of our revenue streams.
To manage the business through this period of uncertainty, Caesars took steps to begin operating with a smaller, targeted workforce that is focused on maintaining basic operations while our properties remain closed. On April 2, 2020, Caesars announced furloughs that would affect approximately 90% of employees at its domestic, owned properties in North America, as well as its corporate employees. As part of the ongoing efforts, Caesars also took steps to support our employees through the effects of these difficult actions (see Note 6 for further discussion).
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was signed into law. The CARES Act is a relief package intended to assist many aspects of the American economy. Two provisions of the CARES Act will serve to aid the Company’s liquidity position, the employee retention credit and the deferral of employer-related FICA taxes.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

First, the employee retention credit provides employers a refundable federal tax credit equal to 50% of the first $10,000 of qualified wages and benefits paid to employees while they are not performing services after March 12, 2020 and before January 1, 2021. Contributions to qualified medical plans also constitute creditable amounts. The credit is available to offset all federal employment withholdings owed in a particular quarter including both the employer and employee share of social security, Medicare taxes and withholdings for federal income taxes. To the extent that the credit exceeds employment withholdings, the employer may request a refund of prior taxes paid.
Second, employers are permitted to defer the employer share of social security taxes otherwise owed on dates beginning March 27, 2020 and ending December 31, 2020. Half of the total deferred payments are payable on December 31, 2021 and the remaining half are payable on December 31, 2022. The Company intends to take full advantage of this tax deferral provision. The amount of the deferral is based on wages paid from April through December, which we are unable to estimate at this time. See Note 6 for additional discussion of the CARES Act.
As a precautionary measure, on March 16, 2020, Caesars announced that we had fully drawn the remaining available amount under the CRC Revolving Credit Facility in order to increase our cash position and preserve liquidity and financial flexibility in light of the uncertainty and general volatility in the global financial markets. In accordance with the terms of the revolving credit facility, the proceeds from the borrowing may be used in the future for working capital, general corporate or other purposes permitted by the revolving credit facility. The amount drawn under the revolving credit facility is subject to a financial covenant which is sensitive to EBITDA. Due to the closure of our properties as a result of the COVID-19 public health emergency, EBITDA has been significantly affected whereby it is reasonably possible that we would be unable to maintain compliance with the financial covenant thereunder. We are in process of obtaining a waiver for this financial covenant through September 30, 2021; however, it is not yet in place (see Note 7 for further discussion). As a result, for liquidity modeling purposes we have assumed that a required repayment of $726 million of the revolver borrowing will be repaid within the next 12 months.
After considering the measures that we have taken in order to maintain our basic operations while our properties remain closed, we estimate incurring approximately $3.3 million to $3.6 million per day of cash outflows which include operating expenses, rent, interest, debt service, and capital expenditures. Until our operations resume, we expect to continue to incur such cash operating expenses which will result in negative cash flows from operations. As more fully described in Note 4, management has considered multiple scenarios with which our properties begin to reopen and profitability returns. Based on the assumptions in these scenarios, we believe our current liquidity is sufficient to support our operations for the next 12 months. However, these significant assumptions are highly subject to uncertainty and change related to events outside of our control, specifically as to when our properties may be allowed to open, at what levels of capacity, and customer demand.
The uncertain duration of government-mandated closures of our properties and the overall deterioration of general economic conditions have materially affected significant inputs that are used to determine the fair value of certain of our indefinite-lived assets including goodwill. Accordingly, during the three months ended March 31, 2020, we evaluated our reporting units for potential impairments. See Note 4 for further discussion.
In preparation of reopening, we continue to take cautionary actions in response to the COVID-19 public health emergency. First and foremost, we are focusing on the health and safety of our employees. We have implemented real time changes in operating procedures to accommodate social distancing guidelines. We have enhanced security measures at many of our properties while they are closed and implemented additional cleaning and disinfection procedures in order to maintain healthy and secure operating environments, which we expect to continue for the foreseeable future.
We continue to monitor the rapidly evolving situation and guidance from federal, state and local public health authorities, and may take additional actions based on such authorities’ recommendations. In these circumstances, there may be developments outside of our control that require us to adjust our operating plan. Given the dynamic nature of this situation, the full extent of the effects of the COVID-19 public health emergency on our future financial condition, results of operations or cash flows is highly uncertain.
For a more extensive discussion of the possible effects of the COVID-19 public health emergency on our business, financial condition and results of operations, please refer to “Risk Factors” in Part II, Item 1A of this report.
Proposed Merger of Caesars Entertainment Corporation with Eldorado Resorts, Inc.
On June 24, 2019, Caesars, Eldorado Resorts, Inc., a Nevada corporation (“Eldorado”), and Colt Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Eldorado (“Merger Sub”), entered into an Agreement and Plan of Merger (as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of August 15, 2019, and as it may be further amended

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

from time to time, the “Merger Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Caesars (the “Merger”), with Caesars continuing as the surviving corporation and a direct wholly owned subsidiary of Eldorado. On November 15, 2019, the respective stockholders of Caesars and Eldorado voted to approve the Merger. The transaction is expected to close mid-2020. In connection with the Merger, Eldorado will change its name to Caesars Entertainment, Inc.
Based on the terms and subject to the conditions set forth in the Merger Agreement, the aggregate consideration payable by Eldorado in respect of outstanding shares of common stock of Caesars (“Caesars Common Stock”) will be (a) an amount of cash equal to (i) the sum of (A) $8.40 plus (B) an amount equal to $0.003333 (the “Ticking Fee”) for each day from March 25, 2020 until the closing date of the Merger (the “Closing Date”), multiplied by (ii) a number of shares of Caesars Common Stock (the “Aggregate Caesars Share Amount”) equal to (A) 682,161,838 (which includes 8,327,528 shares being held in escrow trust as of May 6, 2020 to satisfy unsecured claims pursuant to the Third Amended Joint Plan of Reorganization, filed with the U.S. Bankruptcy Court for the Northern District of Illinois in Chicago on January 13, 2017, at Docket No. 6318) plus (B) the number of shares of Caesars Common Stock issued after June 24, 2019 and prior to the effective time of the Merger pursuant to the exercise of certain equity awards issued under Caesars stock plans or conversion of the CEC Convertible Notes (as defined below) (the “Aggregate Cash Amount”); and (b) a number of shares of common stock of Eldorado (“Eldorado Common Stock”) equal to 0.0899 multiplied by the Aggregate Caesars Share Amount (the “Aggregate Eldorado Share Amount”). Each holder of shares of Caesars Common Stock will be entitled to elect to receive, for each share of Caesars Common Stock held by such holder, either an amount of cash or a number of shares of Eldorado Common Stock, with value (based on the Eldorado Common Stock VWAP, as defined below) equal to the Per Share Amount. The “Per Share Amount” is equal to (a) (i) the Aggregate Cash Amount, plus (ii) the product of (A) the Aggregate Eldorado Share Amount and (B) the volume weighted average price of a share of Eldorado Common Stock for a ten trading day period, starting with the opening of trading on the 11th trading day prior to the anticipated Closing Date to the closing of trading on the second to last trading day prior to the anticipated Closing Date (the “Eldorado Common Stock VWAP”), divided by (b) the Aggregate Caesars Share Amount.
Elections by Caesars stockholders are subject to proration such that the aggregate amount of cash paid in exchange for outstanding shares of Caesars Common Stock in the Merger will not exceed the Aggregate Cash Amount and the aggregate number of shares of Eldorado Common Stock issued in exchange for shares of Caesars Common Stock in the Merger will not exceed the Aggregate Eldorado Share Amount. Based on the number of shares of Eldorado Common Stock and Caesars Common Stock, and the principal amount of the CEC Convertible Notes, outstanding as of March 31, 2020, and assuming the Merger occurred on that date, Caesars stockholders who receive shares of Eldorado Common Stock in exchange for their shares of Caesars Common Stock in the Merger and holders of the CEC Convertible Notes (assuming that all CEC Convertible Notes are converted immediately following consummation of the Merger into $8.42 in cash (which incorporates the Ticking Fee for each day from March 25, 2020 until March 31, 2020) and 0.0899 shares of Eldorado Common Stock for each share of Caesars Common Stock into which such CEC Convertible Notes were convertible immediately prior to the Merger) would be issued an aggregate of approximately 77 million shares of Eldorado Common Stock and would hold approximately 49.8%, in the aggregate, of the issued and outstanding shares of Eldorado Common Stock.
Outstanding options and other equity awards issued under Caesars’ stock plans will be treated in the manner set forth in the Merger Agreement. Upon completion of the Merger, any unexercised, vested, in-the-money stock options that are outstanding will be canceled in exchange for the Per Share Amount (or applicable portion thereof) in cash, reduced by the applicable exercise price. Unvested service-vesting stock options and restricted stock units will be converted into stock options and restricted stock units for Eldorado Common Stock and will retain their original vesting schedules. Performance-based stock options are expected to be canceled in connection with the consummation of the Merger. Performance stock units that are subject to total stockholder return performance-vesting conditions will be converted into performance stock units for Eldorado Common Stock and will continue to vest in accordance with their original terms, except the total stockholder return vesting conditions will be adjusted to be based on Eldorado’s total stockholder return performance. Performance stock units that are tied to earnings before interest, taxes, depreciation and amortization (“EBITDA”) and earnings before interest, taxes, depreciation, amortization and rent (“EBITDAR”) performance conditions will vest at closing and be exchanged for the Per Share Amount (or applicable portion thereof) in cash. For EBITDA- and EBITDAR-based performance stock units that are eligible to vest in respect of performance achieved during the year in which the closing occurs, such vesting will be based on performance of applicable goals through the end of the month prior to the close and extrapolated through the remainder of the performance period and for EBITDA- and EBITDAR-based performance stock units that are eligible to vest in respect of a performance period that has not yet commenced as of the Closing Date, such vesting will be based on target-level performance.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

The Merger Agreement contains customary representations and warranties by each of Caesars and Eldorado, and each party has agreed to customary covenants. Each of Caesars’ and Eldorado’s obligation to consummate the Merger remains subject to the satisfaction or waiver of certain conditions, including among others, the expiration or termination of any applicable waiting period under the HSR Act, the receipt of required regulatory approvals and other customary closing conditions. Other conditions to completing the Merger, such as obtaining stockholder approvals with respect to the Merger from each party’s stockholders and effecting certain amendments to the indenture governing the CEC Convertible Notes, have been satisfied.
The Merger Agreement also contains termination rights for each of Caesars and Eldorado under certain circumstances. If the Merger Agreement is terminated in certain circumstances relating to entry by Caesars into an alternative transaction, Caesars will be required to pay Eldorado a termination fee of approximately $418.4 million. The Merger Agreement also provides that Eldorado will be obligated to pay a termination fee of approximately $836.8 million to Caesars if the Merger Agreement is terminated (i) due to a law or order relating to gaming or antitrust laws that prohibits or permanently enjoins the consummation of the transactions, (ii) because the required regulatory approvals were not obtained prior to June 24, 2020 (subject to automatic extension to a date no later than December 24, 2020 upon satisfaction of certain conditions to extension set forth in the Merger Agreement) or (iii) due to Eldorado willfully and materially breaching certain obligations with respect to the actions required to be taken by Eldorado to obtain required antitrust approvals.
Pursuant to the terms of the indenture governing Caesars’ $1.1 billion aggregate principal amount of 5.00% convertible senior notes maturing in 2024 (the “CEC Convertible Notes”), on November 27, 2019, Caesars entered into a supplemental indenture to provide for conversion of the CEC Convertible Notes at and after the effective time of the Merger into the weighted average, per share of Caesars Common Stock, of the types and amounts of the merger consideration received by holders of Caesars Common Stock who affirmatively make a merger consideration election (or, if no holders of Caesars Common Stock make such an election, the types and amounts of merger consideration actually received by such holders of Caesars Common Stock).
Potential Divestitures
We are considering divestiture opportunities for non-strategic assets and properties. If the completion of a sale is more likely than not to occur, we may recognize impairment charges for certain of our properties to the extent current expected proceeds are below our carrying value for such properties.
Basis of Presentation and Use of Estimates
The Financial Statements include all revenues, costs, assets and liabilities directly attributable to us. The accompanying Financial Statements also include allocations of certain general corporate expenses of CEC. These allocations of general corporate expenses may not reflect the expense we would have incurred if we were a standalone company nor are they necessarily indicative of our future costs. Our transactions with CEC and its other subsidiaries and affiliated entities have been identified as transactions between related parties and are disclosed in Note 10.
Our Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) as applicable for interim periods, and therefore, do not include all information and footnotes necessary for complete financial statements. The results for the interim periods reflect all adjustments (consisting primarily of normal recurring adjustments) that management considers necessary for a fair presentation of financial position, results of operations, and cash flows. The results of operations for our interim periods are not necessarily indicative of the results of operations that may be achieved for the entire 2020 fiscal year.
GAAP requires the use of estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and the disclosure of contingent assets and liabilities. Management believes the accounting estimates are appropriate and reasonably determined. Actual amounts could differ from those estimates.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Cash, Cash Equivalents, and Restricted Cash
The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported on the Balance Sheets that sum to amounts reported on the Statements of Cash Flows.

(In millions)	March 31, 2020	December 31, 2019
Cash and cash equivalents	$1,700	$960
Restricted cash, current	21	11
Total cash, cash equivalents, and restricted cash	$1,721	$971
Consolidation of Subsidiaries and Variable Interest Entities
Our consolidated financial statements include the accounts of CRC and its subsidiaries after elimination of all intercompany accounts and transactions.
We consolidate all subsidiaries in which we have a controlling financial interest and VIEs for which we or one of our consolidated subsidiaries is the primary beneficiary. Control generally equates to ownership percentage, whereby (i) affiliates that are more than 50% owned are consolidated; (ii) investments in affiliates of 50% or less but greater than 20% are generally accounted for using the equity method where we have determined that we have significant influence over the entities; and (iii) investments in affiliates of 20% or less are generally accounted for as investments in equity securities.
We consider ourselves the primary beneficiary of a VIE when we have both the power to direct the activities that most significantly affect the results of the VIE and the right to receive benefits or the obligation to absorb losses of the entity that could be potentially significant to the VIE. We review our investments for VIE consideration if a reconsideration event occurs to determine if the investment continues to qualify as a VIE. If we determine an investment no longer qualifies as a VIE, there may be a material effect on our financial statements.
Subsequent Events
On May 27, 2020, we distributed cash of $680 million to CEC in accordance with the terms of the CRC Credit Agreement.
The Company completed its subsequent events review through May 29, 2020, the date on which the financial statements were available to be issued.
Note 2 — Recently Issued Accounting Pronouncements
The Financial Accounting Standards Board (the “FASB”) issued the following authoritative guidance amending the FASB Accounting Standards Codification (“ASC”).
Effective January 1, 2020, we adopted the following Accounting Standards Updates (“ASU”), none of which had a material effect on our financial statements:

•	ASU 2018-18, Collaborative Arrangements

•	ASU 2018-15, Intangibles - Goodwill and Other - Internal-Use Software

•	ASU 2018-13, Fair Value Measurement

•	ASU 2016-13, Financial Instruments - Credit Losses
The following ASUs were not effective as of March 31, 2020:

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

New Developments
Reference Rate Reform - ASU 2020-04: Amended guidance is intended to provide relief to the companies that have contracts, hedging relationships or other transactions that reference the London Inter-bank Offered Rate (“LIBOR”) or another reference rate which is expected to be discontinued because of reference rate reform. The amendments provide optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions if certain criteria are met. The amendments in this update are effective as of March 12, 2020 through December 31, 2022. The amendments in this update may be applied as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or prospectively from a date within an interim period that includes or is subsequent to March 12, 2020, up to the date that the financial statements are available to be issued. All other amendments should be applied on a prospective basis. We are currently assessing the effect the adoption of this standard will have on our prospective financial statements.
Previously Disclosed
Income Taxes - ASU 2019-12: Amended guidance simplifies ASC 740 - Income Taxes by removing scope exceptions including: the incremental approach for intraperiod tax allocation when there is a loss from continuing operations and income or a gain from other items and the general methodology for calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year. The amendment also simplifies areas such as franchise tax, step up in tax basis of goodwill in business combination, allocation of deferred tax to legal entities, inclusion of tax laws or rate change effect in annual effective tax rate computation, and income taxes for employee stock ownership plans. The amendments in this update are effective for nonpublic entities for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The amendments in this update related to separate financial statements of legal entities that are not subject to tax should be applied on a retrospective basis for all periods presented. The amendments related to franchise taxes that are partially based on income should be applied on either a retrospective basis for all periods presented or a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. All other amendments should be applied on a prospective basis. We are currently assessing the effect the adoption of this standard will have on our prospective financial statements.
Note 3 — Property and Equipment

(In millions)	March 31, 2020	December 31, 2019
Land	$3,009	$3,009
Buildings and leasehold and land improvements	4,778	4,326
Furniture, fixtures, and equipment	1,205	1,165
Construction in progress	86	483
Total property and equipment	9,078	8,983
Less: accumulated depreciation	(2,331)	(2,231)
Total property and equipment, net	$6,747	$6,752
Our property and equipment is subject to various operating leases for which we are the lessor. We lease our property and equipment related to our hotel rooms, convention space and retail space through various short-term and long-term operating leases.
Depreciation Expense and Capitalized Interest

	Three Months Ended March 31,
(In millions)	2020	2019
Depreciation expense	$96	$91
Capitalized interest	6	5

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Note 4 — Goodwill and Other Intangible Assets
Changes in Carrying Value of Goodwill and Other Intangible Assets

	Amortizing Intangible Assets	Non-Amortizing Intangible Assets
(In millions)		Goodwill	Other
Balance as of December 31, 2019	$154	$1,887	$1,416
Amortization	(16)	—	—
Balance as of March 31, 2020	$138	$1,887	$1,416
Gross Carrying Value and Accumulated Amortization of Intangible Assets Other Than Goodwill

	March 31, 2020				December 31, 2019
(Dollars in millions)	Weighted Average Remaining Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizing intangible assets
Trade names and trademarks	0.8	$14	$(10)	$4	$14	$(8)	$6
Customer relationships	2.0	934	(812)	122	934	(798)	136
Contract rights	4.7	3	(2)	1	3	(2)	1
Gaming rights and other	4.2	43	(32)	11	43	(32)	11
		$994	$(856)	138	$994	$(840)	154
Non-amortizing intangible assets
Trademarks				26			26
Gaming rights				1,390			1,390
				1,416			1,416
Total intangible assets other than goodwill				$1,554			$1,570
Due to the adverse effect of the COVID-19 public health emergency on the global economy and financial markets and the resulting closure of our properties beginning in mid-March 2020, including the resulting negative operating cash flows, we revised our expected future cash flows from our properties. While the disruption caused by the COVID-19 public health emergency is expected to be temporary, it has significantly affected our projected future cash flows, which is an indication of potential impairment within our reporting units.
To test for potential impairments of our goodwill and other intangible assets, we utilized an income approach which is sensitive to the Company’s projected future cash flows. Significant assumptions and estimates that we have utilized to project our future cash flows include the dates upon which our properties will reopen and the estimated time needed for our operations to recover to levels prior to the COVID-19 public health emergency. Our projections consider various scenarios as to when our properties begin to open, such as towards the end of the second quarter of 2020 or in the third quarter of 2020. Our scenarios also consider recovery rates that assume that our properties gradually return to operating levels experienced prior to the COVID-19 public health emergency over the course of 1 to 3 years. We are uncertain of the likelihood of any of these scenarios over any others and, accordingly, have applied equal weighting to them to develop our estimate. The discount rate utilized incorporates the additional return a market participant would require for the high degree of uncertainty related to the future cash flows.
As a result of our estimate, there were no impairment charges recognized during the three months ended March 31, 2020.
These significant assumptions are highly subject to uncertainty and to change, including factors which may be outside of our control (such as the dates upon which our properties are allowed to reopen). We may record material impairments in the future if these assumptions change or events develop or progress other than as we assumed.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Note 5 — Fair Value Measurements
Items Measured at Fair Value on a Recurring Basis
The following table shows the fair value of our financial assets and financial liabilities that are required to be measured at fair value as of the date shown:
Estimated Fair Value

(In millions)	Balance	Level 1	Level 2	Level 3
March 31, 2020
Liability - Interest rate swap derivatives	$134	$—	$134	$—

December 31, 2019
Liability - Interest rate swap derivatives	$69	$—	$69	$—
Derivative Instruments
We do not purchase or hold any derivative financial instruments for trading purposes.
Interest Rate Swap Derivatives
We use interest rate swaps to manage the mix of our debt between fixed and variable rate instruments. As of March 31, 2020, we have entered into a total of ten interest rate swap agreements to fix the interest rate on $3.0 billion of variable debt. The interest rate swaps are designated as cash flow hedging instruments. The difference to be paid or received under the terms of the interest rate swap agreements is accrued as interest rates change and is recognized as an adjustment to interest expense at settlement. Changes in the variable interest rates to be received pursuant to the terms of the interest rate swap agreements will have a corresponding effect on future cash flows.
The major terms of the interest rate swap agreements as of March 31, 2020 are as follows:

Effective Date	Notional Amount (In millions)	Fixed Rate Paid	Variable Rate Received as of March 31, 2020	Maturity Date
12/31/2018	250	2.274%	1.603%	12/31/2022
12/31/2018	200	2.828%	1.603%	12/31/2022
12/31/2018	600	2.739%	1.603%	12/31/2022
1/1/2019	250	2.153%	1.603%	12/31/2020
1/1/2019	250	2.196%	1.603%	12/31/2021
1/1/2019	400	2.788%	1.603%	12/31/2021
1/1/2019	200	2.828%	1.603%	12/31/2022
1/2/2019	250	2.172%	1.603%	12/31/2020
1/2/2019	200	2.731%	1.603%	12/31/2020
1/2/2019	400	2.707%	1.603%	12/31/2021
Valuation Methodology
The estimated fair values of our interest rate swap derivative instruments are derived from market prices obtained from dealer quotes for similar, but not identical, assets or liabilities. Such quotes represent the estimated amounts we would receive or pay to terminate the contracts. The interest rate swap derivative instruments are included in either Deferred charges and other assets or Deferred credits and other liabilities on our Balance Sheets. Our derivatives are recorded at their fair values, adjusted for the credit rating of the counterparty if the derivative is an asset, or adjusted for the credit rating of the Company if the derivative is a liability. None of our derivative instruments are offset and all were classified as Level 2.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Financial Statement Effect
The effect of derivative instruments designated as hedging instruments on the Balance Sheet for amounts transferred into Accumulated other comprehensive income/(loss) (“AOCI”) before tax was a loss of $65 million and $21 million during the three months ended March 31, 2020 and 2019, respectively. AOCI reclassified to Interest expense on the Statements of Operations was $7 million for the three months ended March 31, 2020. The estimated amount of existing losses that are reported in AOCI at the reporting date that are expected to be reclassified into earnings within the next 12 months is approximately $64 million.
Accumulated Other Comprehensive Loss
The changes in AOCI by component, net of tax, for the quarterly periods ended March 31, 2020 and 2019 are shown below.

(In millions)	Unrealized Net Losses on Derivative Instruments
Balance as of December 31, 2019	$(54)
Other comprehensive loss before reclassifications	(59)
Amounts reclassified from accumulated other comprehensive loss	7
Total other comprehensive loss, net of tax	(52)
Balance as of March 31, 2020	$(106)

Balance as of December 31, 2018	$(13)
Other comprehensive loss before reclassifications	(17)
Total other comprehensive loss, net of tax	(17)
Balance as of March 31, 2019	$(30)
Note 6 — Litigation, Contractual Commitments, and Contingent Liabilities
Litigation
The Company is party to ordinary and routine litigation incidental to our business. We do not expect the outcome of any such litigation to have a material effect on our consolidated financial position, results of operations, or cash flows, as we do not believe it is reasonably possible that we will incur material losses as a result of such litigation.
Litigation Relating to the Merger
On September 5, 2019, a complaint was filed against Caesars and each member of the Caesars’ board of directors (the “Caesars Board”) in the United States District Court for the District of Delaware. The lawsuit, captioned Stein v. Caesars Entertainment Corp., et al., Civil Action No. 1:19-cv-01656, alleged violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14a-9 promulgated thereunder, and 17 C.F.R. § 244.100, against the defendants for allegedly disseminating a false and misleading proxy statement in connection with the Merger. The complaint alleged, among other things, that Caesars violated the securities laws by failing to disclose (i) certain information about the process leading up to the approval of the Merger by the Caesars Board; and (ii) certain financial information relating to the financial advisors’ analyses of the transaction. The plaintiff sought (i) to enjoin the defendants from proceeding with, consummating or closing the Merger, unless and until Caesars discloses to its stockholders the allegedly material information discussed in the complaint, (ii) if the Merger is consummated, rescission of the Merger or rescissory damages and (iii) an accounting to plaintiff for all damages suffered as a result of defendants’ alleged wrongdoing. The plaintiff also sought an award of costs and disbursements incurred in the action, including a reasonable allowance for expert fees and attorneys’ fees. On March 9, 2020, the Stein complaint was voluntarily dismissed.
On September 9, 2019, a class action complaint was filed against Caesars, each member of the Caesars Board, Eldorado and Merger Sub in the United States District Court for the District of Delaware. The lawsuit, captioned Palkon v. Caesars Entertainment Corp., et al., Civil Action No. 1:19-cv-01679, alleged violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

promulgated thereunder, against the defendants for allegedly disseminating a false and misleading proxy statement in connection with the Merger. The complaint alleged, among other things, that Caesars and/or Eldorado violated the securities laws by failing to disclose (i) certain information about the process leading up to the approval of the Merger by the Caesars Board; (ii) certain financial information relating to the financial advisors’ analyses of the transaction; and (iii) certain information regarding potential conflicts of interest of the financial advisor. The plaintiff sought, among other things, (i) to enjoin the defendants from proceeding with, consummating or closing the Merger, unless and until Caesars discloses to its stockholders the allegedly material information discussed in the complaint and (ii) if the Merger is consummated, rescission of the Merger or rescissory damages suffered as a result of defendants’ alleged wrongdoing. The plaintiff also sought an award of costs incurred in the action, including a reasonable allowance for expert fees and attorneys’ fees. On March 9, 2020, the Palkon complaint was voluntarily dismissed.
On September 12, 2019, a class action complaint was filed against Caesars, each member of the Caesars Board and Eldorado in the United States District Court for the District of Delaware. The lawsuit, captioned Gershman v. Caesars Entertainment Corp., et al., Civil Action No. 1:19-cv-01720, alleged violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, against the defendants for allegedly disseminating a false and misleading proxy statement in connection with the Merger. The complaint alleged, among other things, that Caesars violated the securities laws by failing to (i) disclose certain information about the process leading up to the approval of the Merger by the Caesars Board; (ii) disclose certain financial information relating to the financial advisors’ analyses of the transaction; and (iii) obtain a proper valuation for Caesars. The plaintiff sought (i) to enjoin the defendants from proceeding with filing an amendment to the Eldorado S-4 (as defined below) and consummating the Merger, unless and until Caesars discloses to its stockholders the allegedly material information discussed in the complaint and (ii) if the Merger is consummated, rescission of the Merger or rescissory damages. The plaintiff also sought an award of costs and disbursements incurred in the action, including a reasonable allowance for expert fees and attorneys’ fees. On March 9, 2020, the Gershman complaint was voluntarily dismissed.
On September 13, 2019, a class action complaint was filed against Caesars, each member of the Caesars Board and Eldorado in the Eighth Judicial District Court for Clark County, Nevada. The lawsuit, captioned Cazer v. Caesars Entertainment Corp., et al., Civil Action No. A-19-801900-C, asserted claims for breach of fiduciary duties against the Caesars Board and aiding and abetting breach of fiduciary duties against Caesars in connection with the Merger. The complaint alleged, among other things, that the members of the Caesars Board breached their fiduciary duties, and Caesars aided and abetted such breaches of fiduciary duties, by failing to disclose (i) certain information about the process leading up to the approval of the Merger by the Caesars Board; and (ii) certain financial information relating to the financial advisors’ analyses of the transaction. The plaintiff sought (i) to compel the defendants to exercise their fiduciary duties to Caesars stockholders in connection with the Merger in accordance with the information discussed in the complaint and (ii) an accounting to plaintiff for all damages suffered as a result of defendants’ alleged wrongdoing. The plaintiff also sought an award of costs and disbursements incurred in the action, including a reasonable allowance for expert fees and attorneys’ fees. On March 11, 2020, the Cazer complaint was voluntarily dismissed.
On October 18, 2019, a complaint was filed against Caesars and each member of the Caesars Board in the United States District Court for the Southern District of New York. The lawsuit, captioned Yarbrough v. Caesars Entertainment Corp., et al., Case No. 1:19-cv-09650 (S.D.N.Y.), alleged violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, against the defendants for allegedly disseminating a false and misleading definitive registration statement in connection with the Merger. The complaint alleged, among other things, that Caesars violated the securities laws by failing to disclose material information regarding: (i) certain information about the process leading up to the approval of the Merger by the Caesars Board; and (ii) certain financial information relating to the financial advisors’ analyses of the transaction. The plaintiff sought: (i) to enjoin the shareholder vote on the Merger or consummation of the Merger; and (ii) rescission of the Merger, to the extent it closes. The plaintiff also sought an award of costs and disbursements incurred in the action, including a reasonable allowance for expert fees and attorneys’ fees. On February 14, 2020, the Yarbrough complaint was voluntarily dismissed.
Contractual Commitments
During the three months ended March 31, 2020, we have not entered into any material contractual commitments outside of the ordinary course of business that have materially changed our contractual commitments as compared to December 31, 2019.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Extension of Casino Operating Contract and Ground Lease for Harrah’s New Orleans
On April 1, 2020, the Company and the State of Louisiana, by and through the Louisiana Gaming Control Board (the “LGCB”), entered into an Amended and Restated Casino Operating Contract (as amended by a First Amendment to the Amended and Restated Casino Operating Contract dated April 9, 2020, the “Casino Operating Contract”) to amend and restate the casino operating contract between the Company and the LGCB with respect to Harrah’s New Orleans to, among other things: (a) extend the term of the Company’s authority to conduct gaming operations at Harrah’s New Orleans for thirty (30) years to 2054; (b) require the Company to make (i) a capital investment of $325 million on or around Harrah’s New Orleans by July 15, 2024 (subject to extensions for force majeure events) (the “Capital Investment”), (ii) certain one-time payments totaling $65 million to the City of New Orleans (the “City”) and the State of Louisiana, (iii) annual payments totaling $9.4 million to the City and the State of Louisiana and (iv) an annual license payment of $3 million to the LGCB starting April 1, 2022; and (c) delay the date by which the Company must deliver certain payments to the State of Louisiana and the City primarily driven by the reopening date of the casino.
On April 3, 2020, the Company, New Orleans Building Corporation (“NOBC”) and the City (collectively, the “Ground Lease Parties”) entered into a Second Amended and Restated Lease Agreement (as amended by a letter agreement of the same date, the “Ground Lease”) to amend and restate the ground lease among the Ground Lease Parties with respect to Harrah’s New Orleans to, among other things: (a) require the Company to make (i) the Capital Investment, (ii) certain payments to the City as also required by the Casino Operating Contract and (iii) certain one-time payments totaling $28.5 million to NOBC; (b) increase the minimum amount of certain annual payments to be made by the Company to NOBC; (c) provide that NOBC approves (subject to the satisfaction of certain conditions) of (i) the consummation of the Merger and (ii) a sale-leaseback transaction between the Company and an affiliate of VICI Properties, L.P.; and (d) delay the date by which the Company must deliver certain payments to the City and NOBC primarily driven by the reopening date of the casino.
NV Energy
In 2017, we elected to exit the fully bundled sales system of NV Energy and purchase energy, capacity, and/or ancillary services from other providers. As a result, we are required to pay an aggregate exit fee and non-bypassable charges related to our Nevada properties until 2024. These fees are recorded in Accrued expenses and other current liabilities and Deferred credits and other liabilities on the Balance Sheets, based on the expected payment date. The amount will be adjusted in the future if actual fees incurred differ from our estimates.
Sports Sponsorship/Partnership Obligations
We have agreements with certain professional sports leagues and teams, sporting event facilities and sports television networks for tickets, suites, and advertising, marketing, promotional and sponsorship opportunities. As of March 31, 2020, obligations related to these agreements were $230 million with contracts extending through 2034. We recognize expenses in the period services are rendered in accordance with the various agreements. In addition, assets or liabilities may be recorded related to the timing of payments as required by the respective agreement.
Employee Furlough Benefits and the CARES Act Credit
Due to the government-mandated closures of Caesars properties as a result of the COVID-19 public health emergency, on April 2, 2020, Caesars announced that it would temporarily move to a smaller, targeted workforce focused on maintaining basic operations while its properties remain closed and that furloughs would affect approximately 90% of employees at its domestic, owned properties in North America as well as its corporate employees. Caesars paid two weeks of pay from the furlough notification date, after which the employees were allowed to use their annual allotted paid time off. For furloughed employees enrolled in the Caesars health benefit plans, Caesars is paying 100% of health insurance premiums through the earlier of June 30, 2020, or the date that such employees return to work. We have accrued $61 million associated with these costs related to our employees as of March 31, 2020, within Accrued expenses and other current liabilities.
As described in Note 1, the CARES Act provides for, among other things, economic relief for certain benefits paid to employees while they are not providing services during this interruption. Qualifying costs under the CARES Act are certain wages and benefits paid to employees who have no further service requirement. For the three months ended March 31, 2020, we have recorded a benefit of approximately $16 million within Property, general, administrative, and other on our Statements of Operations, which is based on qualifying wages and benefits paid to our employees during the applicable closure period from mid-March through March 31, 2020.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

HLV Lease
Under the HLV Lease, we are required to spend certain minimum amounts on capital expenditures.
Common Parking Area Use Agreement
Planet Hollywood Resort & Casino is party to an agreement for a common parking area for purposes of parking, passage, loading and unloading of motor vehicles and pedestrian traffic. The parking area is owned by a third party to which we make annual fee payments of $3 million. In addition, certain expenses incurred by the property owner in connection with the operation, management, repair and maintenance are allocated to all parties within the agreement. Our expected obligation, including the annual fee, for each of the next five years is estimated to be $5 million per year and the term of the agreement continues through December 31, 2097. This expense is recorded within Property, general, administrative, and other on our Statement of Operations.
Contingent Liabilities
Uncertainties
Since 2009, Harrah’s New Orleans has undergone audits by state and local departments of revenue related to sales taxes on hotel rooms, parking and entertainment complimentaries. The periods that have been or are currently being audited are 2004 through 2016. In connection with these audits, certain periods have been paid under protest or are currently in various stages of litigation. On July 2, 2019, the judge denied Harrah’s New Orleans’ motion for partial summary judgment and granted the Department of Revenue’s (the “Department”) partial motion for summary judgment, finding that Harrah’s New Orleans owes state sales taxes, as well as district and New Orleans occupancy taxes to the Department on all discounted or complimentary rooms furnished by Harrah’s New Orleans to patrons or guests at Harrah’s New Orleans hotel and certain third party hotels. On September 3, 2019, Harrah’s New Orleans filed a Motion for Suspensive Appeal, which was granted. Harrah’s filed its reply on February 3, 2020. Oral argument was on February 20, 2020. $9 million has been paid under protest and is being held in escrow by the Department. Harrah’s New Orleans had accrued contingent liabilities of $12 million and $11 million, respectively, on March 31, 2020 and December 31, 2019. Should Harrah’s New Orleans lose its appeal, we estimate the range of additional possible losses to be up to $14 million.
Note 7 — Debt

		March 31, 2020			December 31, 2019
(Dollars in millions)	Final Maturity	Rates	Face Value	Book Value	Book Value
Secured debt
CRC Revolving Credit Facility	2022	variable (1)	$975	$975	$—
CRC Term Loan	2024	variable (2)	4,595	4,534	4,541
Unsecured debt
CRC Notes	2025	5.25%	1,700	1,671	1,671
Special Improvement District Bonds	2037	4.30%	12	12	12
Total debt			7,282	7,192	6,224
Current portion of long-term debt			(773)	(773)	(47)
Long-term debt			$6,509	$6,419	$6,177

Unamortized discounts and deferred finance charges				$90	$94
Fair value			$6,014
____________________

(1)	London Interbank Offered Rate (“LIBOR”) plus 2.00%.

(2)	LIBOR plus 2.75%.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Annual Estimated Debt Service Requirements as of March 31, 2020

	Remaining 2020	Years Ended December 31,
(In millions)		2021	2022	2023	2024	Thereafter	Total
Annual maturities of long-term debt	$762	$47	$297	$48	$4,418	$1,710	$7,282
Estimated interest payments	290	350	320	260	250	90	1,560
Total debt service payments (1)	$1,052	$397	$617	$308	$4,668	$1,800	$8,842
___________________

(1)
Debt principal payments are estimated amounts based on maturity dates and borrowings under our revolving credit facility. Interest payments are estimated based on the forward-looking LIBOR curve and include the estimated effect of the ten interest rate swap agreements (see Note 5). Actual payments may differ from these estimates.

Current Portion of Long-Term Debt
The current portion of long-term debt as of March 31, 2020 and December 31, 2019 includes the principal payments on the term loan, repayments under our revolving credit facility, other unsecured borrowings, and special improvement district bonds that are expected to be paid within 12 months.
Fair Value
The fair value of debt has been calculated primarily based on the borrowing rates available as of March 31, 2020 based on market quotes of our publicly traded debt. We classify the fair value of debt within Level 1 in the fair value hierarchy.
Terms of Outstanding Debt
On March 16, 2020, in response to the COVID-19 public health emergency, as a precautionary measure, Caesars announced that we had fully drawn the remaining available amount under the CRC Revolving Credit Facility. The total amount of the draw down was approximately $975 million, a portion of which may be required to be repaid within the next twelve months. As of March 31, 2020, approximately $25 million of our revolving credit facility was committed to outstanding letters of credit.
Borrowings under the revolving credit facility are subject to the provisions of the credit facility agreement which has a contractual maturity of greater than one year. Borrowings on the revolver are intended to satisfy short term liquidity needs, however, given the uncertainty as to the timing of our repayment, a portion of the borrowings are classified as long term based on the terms of the credit agreement. We have classified $726 million of our outstanding revolving credit facility as current until a waiver of our financial covenant, discussed below, is obtained.
Restrictive Covenants
The CRC Credit Agreement and the indenture related to the CRC Notes contain covenants which are standard and customary for these types of agreements. These include negative covenants, which, subject to certain exceptions and baskets, limit the Company’s ability to (among other items) incur additional indebtedness, make investments, make restricted payments, including dividends, grant liens, sell assets and make acquisitions.
The CRC Revolving Credit Facility includes a maximum first-priority net senior secured leverage ratio financial covenant of 6.35:1, which is applicable solely to the extent that certain testing conditions are satisfied. A covenant violation could result in a portion of our revolving credit facility to be repaid within twelve months. As of March 31, 2020 we are in compliance with covenants related to our debt instruments.
The calculation of the net senior secured leverage ratio for the CRC Revolving Credit Facility is dependent on EBITDA, as defined by the CRC Credit Agreement. Due to the closure of our properties as a result of the COVID-19 public health emergency, EBITDA has been significantly affected whereby it is reasonably possible that we would be unable to maintain compliance with the financial covenant thereunder. Our lenders have agreed to waive the financial covenant through September 30, 2021, however final approvals are not yet in place. The waiver will require us to maintain minimum liquidity, including any such availability under our revolving credit facility. The CRC Revolving Credit Facility will have a minimum liquidity requirement of $200 million.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Guarantees
The borrowings under the CRC Credit Agreement are guaranteed by the material, domestic, wholly owned subsidiaries of CRC (subject to exceptions) and substantially all of the applicable existing and future property and assets of CRC and its subsidiary guarantors serve as collateral for the borrowings.
The CRC Notes are guaranteed on a senior unsecured basis by each wholly owned, domestic subsidiary of CRC that is a subsidiary guarantor with respect to the CRC Senior Secured Credit Facilities.
Note 8 — Revenue Recognition
Disaggregation of Revenue by Region

	Three Months Ended March 31, 2020
(In millions)	Las Vegas	Other U.S.	Total
Casino	$163	$219	$382
Food and beverage (1)	127	38	165
Rooms (1)	186	24	210
Entertainment and other	62	17	79
Total contract revenues	538	298	836
Real estate leases (2)	17	1	18
Net revenues	$555	$299	$854

	Three Months Ended March 31, 2019
(In millions)	Las Vegas	Other U.S.	Total
Casino	$196	$242	$438
Food and beverage (1)	159	47	206
Rooms (1)	220	31	251
Entertainment and other	70	18	88
Total contract revenues	645	338	983
Real estate leases (2)	24	1	25
Net revenues	$669	$339	$1,008
____________________

(1)	A portion of these balances relate to lease revenues generated from the lease components of lodging arrangements and conventions. See “Lessor Arrangements” discussion below for further details.

(2)	Real estate leases revenue includes $5 million and $9 million of variable rental income for the three months ended March 31, 2020 and 2019, respectively.
Receivables, net

(In millions)	March 31, 2020	December 31, 2019
Casino	$28	$32
Food and beverage and rooms (1)	37	38
Entertainment and other	19	32
Contract receivables, net	84	102
Real estate leases	7	7
Other	27	23
Receivables, net	$118	$132
____________________

(1)
A portion of this balance relates to lease receivables associated with revenue generated from the lease components of lodging arrangements and conventions. See “Lessor Arrangements” discussion below for further details.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Contract Liabilities

(In millions)	Caesars Rewards	Customer Advance Deposits	Total
Balance as of December 31, 2019 (1)(2)	$70	$73	$143
Amount recognized during the period (3)	(28)	(100)	(128)
Amount deferred during the period	31	91	122
Balance as of March 31, 2020 (2)(4)	$73	$64	$137
____________________

(1)	$14 million included within Deferred credits and other liabilities as of December 31, 2019.

(2)	Includes lodging arrangement and convention contract liabilities. See “Lessor Arrangements” discussion below for further details.

(3)	Includes $17 million for Caesars Rewards and $30 million for Customer Advances recognized from the December 31, 2019 Contract liability balances.

(4)	$20 million included within Deferred credits and other liabilities as of March 31, 2020.
Contract liabilities related to Caesars Rewards was reduced by $16 million during the three months ended March 31, 2020 representing the revenue related to Reward Credits redeemed at Caesars-affiliated properties that are not consolidated with CRC (see Note 10).
Due to closure directives from various governmental bodies and travel restrictions resulting from the COVID-19 public health emergency, all hotel room reservations affected by the property closures have been automatically canceled, with full refunds. In addition, convention reservations during the closure period have been automatically postponed. We have worked with our customers to reschedule these reservations timely following our return to operation. Shows at our entertainment venues have been canceled or postponed. Purchased tickets have been refunded for canceled shows or are available for use on the rescheduled date of the show.
Lessor Arrangements
Lodging Arrangements
Lodging arrangements are considered short-term and generally consist of lease and nonlease components. The lease component is the predominant component of the arrangement and consists of the fees charged for lodging. The nonlease components primarily consist of resort fees and other miscellaneous items. As the timing and pattern of transfer of both the lease and nonlease components are over the course of the lease term, we have elected to combine the revenue generated from lease and nonlease components into a single lease component based on the predominant component in the arrangement. During the three months ended March 31, 2020 and 2019, we recognized approximately $210 million and $251 million, respectively, in lease revenue related to lodging arrangements, which is included in Rooms revenue in the Statement of Operations.
Conventions
Convention arrangements are considered short-term and generally consist of lease and nonlease components. The lease component is the predominant component of the arrangement and consists of fees charged for the use of meeting space. The nonlease components primarily consist of food and beverage and audio/visual services. Revenue from conventions is included in Food and beverage revenue in the Statement of Operations, and during both the three months ended March 31, 2020 and 2019, we recognized approximately $6 million in lease revenue related to conventions.
Note 9 — Income Taxes
We have allocated U.S. taxes based upon the separate return method for CRC financial reporting purposes. Historically, we have treated U.S. taxes paid or refunds received by CEC for CRC as equity contributions or distributions. Although there is no formal tax sharing agreement in place between the CRC entities and CEC for U.S. income tax purposes, CRC may make payments to CEC or its subsidiaries for U.S. taxes that would have been paid if CRC was a standalone taxpayer.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Income Tax Allocation

	Three Months Ended March 31,
(Dollars in millions)	2020	2019
Income/(loss) before income taxes	$(76)	$66
Income tax benefit/(provision)	$19	$(18)
Effective tax rate	25.0%	27.3%
We classify reserves for tax uncertainties within Deferred credits and other liabilities on the Balance Sheets separate from any related income tax payable, which is also reported within Accrued expenses and other current liabilities, or Deferred income taxes. Reserve amounts relate to any potential income tax liabilities resulting from uncertain tax positions, as well as potential interest or penalties associated with those liabilities.
The effective tax rate for the three months ended March 31, 2020 and 2019 differed from the expected federal tax rate of 21% primarily due to nondeductible expenses and state taxes.
On March 27, 2020, the CARES Act was enacted and signed into U.S. law to, among other things, provide economic relief to individuals and businesses facing economic hardship as a result of the COVID-19 public health emergency. The CARES Act did not have a material income tax effect on the Company's consolidated balance sheet or statements of operations as of and for the three months ended March 31, 2020. The CARES Act did include a technical correction that assigned a 15-year recovery period to qualified improvement property. This technical correction resulted in the reduction of prior years’ unrecognized tax benefits of $49 million which had no effect on income tax expense but did reduce the accrual for uncertain tax positions by $49 million and increased the net deferred tax liabilities by $49 million.
We believe that it is reasonably possible that the total amount of unrecognized tax benefits as of March 31, 2020 will not materially change within the next 12 months. Audit outcomes and the timing of audit settlements are subject to significant uncertainty. Although we believe that an adequate provision has been made for such issues, there is the possibility that the ultimate resolution of such issues could have an adverse effect on our earnings. Conversely, if these issues are resolved favorably in the future, the related provision would be reduced, thus having a favorable effect on earnings.
Note 10 — Related Party Transactions

	Three Months Ended March 31,
(In millions)	2020	2019
CEOC LLC Shared Services Agreement
Service provider fee	$2	$—
Management fees to related parties	8	11
Transactions with CEC and other affiliates
Employee benefits and incentive awards	8	12
Other related party transactions
Lease revenue received	1	1
CEOC LLC Shared Services Agreement
Pursuant to a shared services agreement, CEOC LLC provides Caesars Entertainment with certain corporate and administrative services, and the costs of these services are allocated among all of Caesars Entertainment’s operating subsidiaries (including the Company). Many of these corporate and administrative services are now provided by Caesars Enterprise Services, LLC (“CES”).
Service Provider Fee
Under the shared services agreements, CRC pays for certain indirect corporate support costs. CEOC LLC is authorized to charge CRC for an amount equal to 39.5% of unallocated corporate support costs.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Management Fees to Related Parties
Prepaid management fees to related parties represent (i) our 50% interest in the management fee revenues of PHW Manager, LLC, recognized as a long-term prepaid asset of $70 million amortized over 35 years starting in October 2013, and (ii) our 50% interest in the management fee revenues of the Harrah’s New Orleans Management Company, The Quad Manager, LLC, Bally’s Las Vegas Manager, LLC and Cromwell Manager, LLC, recognized as a long-term prepaid asset of $138 million amortized over 15 years starting in May 2014. The amortization periods represent the terms of the related management contracts. As of March 31, 2020 and December 31, 2019, the payable balance related to these fees and recorded in Payables to related parties on the Balance Sheets was less than $1 million and $2 million, respectively.
Transactions with CEC and Other Affiliates
Employee Benefit Plans
CEC maintains a defined contribution savings and retirement plan in which employees of CRC may participate. The plan provides for, among other things, pre-tax, Roth, and after-tax contributions by employees. The plan also provides for employer matching contributions. Under the plan, participating employees may elect to contribute a percentage of their eligible earnings (subject to certain Internal Revenue Service and plan limits). In addition, employees subject to certain collective bargaining agreements receive benefits through the multi-employer retirement plans sponsored by the organization in which they are a member. The expenses related to contributions for a participant in the CEC plan or a multi-employer plan are allocated to the properties at which the participant is employed.
Equity Incentive Awards
CEC maintains an equity incentive awards plan under which CEC may issue time-based and performance-based stock options, restricted stock units and restricted stock awards to CRC employees. Although awards under the plan result in the issuance of shares of CEC common stock, because CRC is a consolidated subsidiary of CEC, the amounts are included in CRC stock-based compensation expense as a component of total compensation for CRC employees.
Other Related Party Transactions
Bally’s Las Vegas—JGB Vegas Retail Lease Agreement
Bally’s Las Vegas leases land to JGB Vegas Retail Lessee, LLC (“JGB Lessee”) under a ground lease that includes annual base rent payments with annual escalations as well as an annual percentage of revenue payable should JGB Lessee revenues exceed a breakpoint as defined in the lease agreement, which is paid on a monthly basis. Rental payments began in February 2015. GB Investor, LLC, a wholly owned subsidiary of Caesars Entertainment, has an approximate 10% ownership interest in JGB Lessee. Revenues from the ground lease are currently being recognized straight-line over the term of the lease starting in December 2013 upon transfer of rights to the property through February 2035.
LINQ Access and Parking Easement Lease Agreement
Under the LINQ Access and Parking Easement lease agreement, subsidiaries of CEOC LLC granted easements to us and certain of our subsidiaries to use the parking lot behind The LINQ Promenade and The LINQ Hotel & Casino. The parking lot was sold to VICI upon Caesars Entertainment Operating Company, Inc.’s emergence from bankruptcy but was partially repurchased by us as part of the purchase of approximately 18 acres of land adjacent to the Harrah’s Las Vegas property with the other portion still owned by VICI with the easements to us running with the land. We pay approximately $1 million annually for the easements to CEOC LLC for the remaining portion owned by VICI.
World Series of Poker Agreements
Pursuant to multiple agreements with Caesars Interactive Entertainment, LLC (“CIE”), a wholly owned subsidiary of Caesars Entertainment, we are allowed to host various World Series of Poker events in Las Vegas and Atlantic City, including the annual Main Event at Rio. CRC pays CIE $2 million per year for the right to host World Series of Poker tournaments in Las Vegas and pays to host certain World Series of Poker circuit events in Atlantic City.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Caesars Rewards Loyalty Program
Caesars’ customer loyalty program, Caesars Rewards, grants Reward Credits to Caesars Rewards Members based on on-property spending, including gaming, hotel, dining, and retail shopping at participating properties. Members may redeem Reward Credits for complimentary or discounted goods and services such as rooms, food and beverages, merchandise, free play, entertainment, and travel accommodations. Members are able to accumulate Reward Credits over time that they may redeem at their discretion under the terms of the program.
The total estimated liability related to Reward Credits accumulated by customers is accrued by CES. The liability is reduced as Reward Credits are redeemed by customers, and the related revenue is recognized at the property at which the Reward Credits are redeemed. These amounts related to other CEC properties are included in Due from affiliates, net on the Balance Sheets.
Centralized Transactions
In addition, the Company participates with other Caesars Entertainment subsidiaries in marketing, purchasing, insurance, employee benefit and other programs that are defined, negotiated and managed by Caesars Entertainment on an enterprise-wide basis. The Company believes that participating in these consolidated programs is beneficial in comparison to the cost and terms for similar programs that it could negotiate on a standalone basis.
Due from/to Affiliates
Amounts due from or to affiliates for each counterparty represent the net receivable or payable as of the end of the reporting period primarily resulting from the transactions described above and are settled on a net basis by each counterparty in accordance with the legal and contractual restrictions governing transactions by and among CRC’s affiliated entities. Due from affiliates, net was $81 million and $68 million as of March 31, 2020 and December 31, 2019, respectively. Due to affiliates, net was $28 million and $110 million as of March 31, 2020 and December 31, 2019, respectively.
CEC Promissory Note
CES has an intercompany loan with CEC for a $15 million promissory note that CEC paid to the Buena Vista Gaming Authority on behalf of CES. As of March 31, 2020 and December 31, 2019, the intercompany loan was included in Long-term debt to related party on the Balance Sheets.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations
In this report, the name “CRC LLC” refers to the parent holding company, Caesars Resort Collection, LLC, exclusive of its consolidated subsidiaries and variable interest entities, unless otherwise stated or the context otherwise requires. The words “CRC,” “Company,” “we,” “our,” and “us” refer to Caesars Resort Collection, LLC, inclusive of its consolidated subsidiaries and variable interest entities, unless otherwise stated or the context otherwise requires.
We also refer to (i) our Consolidated Condensed Financial Statements as our “Financial Statements,” (ii) our Consolidated Condensed Balance Sheets as our “Balance Sheets,” (iii) our Consolidated Condensed Statements of Operations and Comprehensive Income as our “Statements of Operations,” and (iv) our Consolidated Condensed Statements of Cash Flows as our “Statements of Cash Flows.” References to numbered “Notes” refer to Notes to Consolidated Condensed Financial Statements included in Item 1, “Unaudited Financial Statements.”
The following discussion and analysis of the financial position and operating results of CRC for the three months ended March 31, 2020 and 2019 should be read in conjunction with the unaudited consolidated condensed financial statements and the notes thereto and other financial information included elsewhere in this report as well as Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) presented in CRC’s Annual Report included as Exhibit 99.1 in a Form 8-K filed by Caesars Entertainment Corporation for the fiscal year ended December 31, 2019 (“2019 Annual Report”) on February 25, 2020. Capitalized terms used but not defined in this Quarterly Report have the same meanings as in the 2019 Annual Report.
The statements in this discussion regarding our expectations regarding our future performance, liquidity and capital resources, and other non-historical statements are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties. Our actual results may differ materially from those contained in or implied by any forward-looking statements. See “CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS” below in this report.
Overview

CRC LLC is wholly owned by Caesars Entertainment Corporation (“CEC,” “Caesars,” and “Caesars Entertainment”) and operates 13 casino properties, primarily in Las Vegas. CRC also owns The LINQ Promenade. We lease certain real property assets, including Harrah’s Las Vegas, from third parties, which is leased from VICI Properties Inc. and/or its subsidiaries (collectively, “VICI”).
Summary of Significant Events

Effect of the COVID-19 Public Health Emergency
A novel strain of coronavirus (“COVID-19”) was declared a public health emergency by the United States Department of Health and Human Services on January 31, 2020. On March 13, 2020, the President of the United States issued a proclamation declaring a national emergency concerning COVID-19. As a result of the COVID-19 public health emergency, we began to receive directives from various governmental bodies for the closure of certain properties, and consistent with such directives, on March 17, 2020, Caesars announced the temporary shutdown of our owned properties in North America. COVID-19 is present in nearly all regions around the world and has resulted in travel restrictions and business slowdowns or shutdowns in affected areas. Our properties remained closed as of March 31, 2020, and as a result, following our strong start to 2020 prior to these closures, the COVID-19 public health emergency continues to affect our business significantly. There is significant uncertainty as to the length of time for which these closures will remain in effect. Furthermore, there can be no assurance even after reopening as to the time required for our operations to recover to levels prior to these closures, or whether future closures related to COVID-19 could occur.
The COVID-19 public health emergency has had significant and far-reaching effects on our business and our industry. In addition to the lost revenues from the closure of our properties, we also observed a significant increase in postponements and cancellations, specifically in our Las Vegas region, of convention reservations during the quarter ended March 31, 2020, as well as convention reservations for the second and third quarters of 2020. In addition, many of our entertainment venues have canceled or postponed scheduled performances. Further, some of our tenants have requested temporary rent relief in the form of extended payment periods. We have also made efforts to reach agreements with our vendors for extended payment terms. The interruptions in our business have reduced our revenues and projected revenues across most of our revenue streams.

To manage the business through this period of uncertainty, Caesars took steps to begin operating with a smaller, targeted workforce that is focused on maintaining basic operations while our properties remain closed. On April 2, 2020, Caesars announced furloughs that would affect approximately 90% of employees at its domestic, owned properties in North America, as well as its corporate employees. As part of its ongoing efforts, Caesars also took steps to support our employees through the effects of these difficult actions.
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was signed into law. The CARES Act is a relief package intended to assist many aspects of the American economy. Two provisions of the CARES Act will serve to aid the Company’s liquidity position, the employee retention credit and the deferral of employer-related FICA taxes.
First, the employee retention credit provides employers a refundable federal tax credit equal to 50% of the first $10,000 of qualified wages and benefits paid to employees while they are not performing services after March 12, 2020 and before January 1, 2021. Contributions to qualified medical plans also constitute creditable amounts. The credit is available to offset all federal employment withholdings owed in a particular quarter including both the employer and employee share of social security, Medicare taxes and withholdings for federal income taxes. To the extent that the credit exceeds employment withholdings, the employer may request a refund of prior taxes paid.
Second, employers are permitted to defer the employer share of social security taxes otherwise owed on dates beginning March 27, 2020 and ending December 31, 2020. Half of the total deferred payments are payable on December 31, 2021 and the remaining half are payable on December 31, 2022. The Company intends to take full advantage of this tax deferral provision. The amount of the deferral is based on wages paid from April through December, which we are unable to estimate at this time.
As a precautionary measure, on March 16, 2020, Caesars announced that we had fully drawn the remaining available amount under the CRC Revolving Credit Facility in order to increase our cash position and preserve liquidity and financial flexibility in light of the uncertainty and general volatility in the global financial markets. In accordance with the terms of the revolving credit facility, the proceeds from this borrowing may be used in the future for working capital, general corporate or other purposes permitted by the revolving credit facility. The amount drawn under the revolving credit facility is subject to a financial covenant, which is sensitive to EBITDA. Due to the closure of our properties, EBITDA has been significantly affected whereby it is reasonably possible that we would be unable to maintain compliance with the financial covenant thereunder. We are in process of obtaining a waiver for this financial covenant through September 30, 2021; however, it is not yet in place. As a result, for liquidity modeling purposes we have assumed that a required repayment of $726 million of the revolver borrowing will be repaid within the next 12 months.
After considering the measures that we have taken in order to maintain our basic operations while our properties remain closed, we estimate incurring approximately $3.3 million to $3.6 million per day of cash outflows which include operating expenses, rent, interest, debt service, and capital expenditures. Until our operations resume, we expect to continue to incur such cash operating expenses which will result in negative cash flows from operations. We have considered multiple scenarios with which our properties begin to reopen and profitability returns. Based on the assumptions in these scenarios, we believe our current liquidity is sufficient to support our operations for the next 12 months. However, these significant assumptions are highly subject to uncertainty and change related to events outside of our control, specifically as to when our properties may be allowed to open, at what levels of capacity, and customer demand.
In preparation of reopening, Caesars continues to take cautionary actions in response to the COVID-19 public health emergency. First and foremost, Caesars is focusing on the health and safety of its employees. Caesars has implemented real time changes in operating procedures to accommodate social distancing guidelines and support its employees, such as:

•	Establishing an internal response team led by senior leadership to review policies, procedures and key business decisions for the organization

•	Updating emergency succession plans for the CEO and senior management and reviewing them with the Compensation & Management Development Committee

•	Paying full time, part time and regularly scheduled team members who were impacted by government-mandated closures of our properties for up to two weeks

•
Covering the biweekly deduction for medical benefit premiums for furloughed employees until the earlier of June 30, 2020 or the date that such employees return to work, for those currently enrolled in the company-sponsored health plan

•	Arranging for team members to work remotely by deploying available resources including additional technology, where applicable

•	Creating a Caesars Portal to provide team members with access to up-to-date communications and information

•	Expanding certain benefits as permitted under the recently passed CARES Act

•	Hiring an external medical expert to provide advice and guidance for establishing the protocols and procedures as part of our robust reopening plan

•	Planning to implement additional cleaning and disinfection procedures in order to maintain healthy environments throughout the business.
In addition, an independent employee assistance fund, Caesars Cares, has been established to support team members at Caesars’ properties across the United States who suffer unanticipated hardships, including during the closure of properties, as a result of the COVID-19 public health emergency.
The uncertain duration of government-mandated closures of our properties and the overall deterioration of general economic conditions have materially affected significant inputs that are used to determine the fair value of certain of our indefinite-lived assets including goodwill. Accordingly, during the three months ended March 31, 2020, we evaluated our reporting units for potential impairments.
We continue to monitor the rapidly evolving situation and guidance from federal, state and local public health authorities and may take additional actions based on such authorities’ recommendations. In these circumstances, there may be developments outside of our control that require us to adjust our operating plan. Given the dynamic nature of this situation, the full extent of the effects of the COVID-19 public health emergency on our future financial condition, results of operations or cash flows is highly uncertain.
For a more extensive discussion of the possible effects of the COVID-19 public health emergency on our business, financial condition and results of operations, please refer to “Risk Factors” in Part II, Item 1A of this report.
Proposed Merger of Caesars Entertainment Corporation with Eldorado Resorts, Inc.
On June 24, 2019, Caesars, Eldorado Resorts, Inc., a Nevada corporation (“Eldorado”), and Colt Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Eldorado (“Merger Sub”), entered into an Agreement and Plan of Merger (as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of August 15, 2019, and as it may be further amended from time to time, the “Merger Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Caesars (the “Merger”), with Caesars continuing as the surviving corporation and a direct wholly owned subsidiary of Eldorado. On November 15, 2019, the respective stockholders of Caesars and Eldorado voted to approve the Merger. The transaction is expected to close mid-2020. In connection with the Merger, Eldorado will change its name to Caesars Entertainment, Inc. See Note 1.
The Merger may have significant effects on us, including, among others, the significant diversion of management and employee attention from ordinary course matters. For a more extensive discussion of those and other possible effects, please refer to “Risk Factors” in Part II, Item 1A of this report.
Discussion of Operating Results

Analysis of Key Drivers of Consolidated Operating Results
The following represents the discussion and analysis of the results of operations and key metrics focusing on the key drivers of performance. As described above, the COVID-19 public health emergency has had an adverse effect on our first quarter 2020 results of operations and financial condition. Our properties are expected to be closed through at least June 3, 2020 based on U.S. federal guidelines and directives from various governmental bodies. These closures of our hotels, casinos, and retail and entertainment venues for approximately 15 days have been the primary driver for the decrease in our operating results for the three months ended March 31, 2020 compared to prior period.

Consolidated Operating Results

	Three Months Ended March 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2020	2019
Casino	$382	$438	(12.8)%
Food and beverage	165	206	(19.9)%
Rooms	210	251	(16.3)%
Other revenue	97	113	(14.2)%
Net revenues	$854	$1,008	(15.3)%

Total operating expenses	$832	$837	0.6%
Income from operations	22	171	(87.1)%
Net income/(loss)	(57)	48	*
Adjusted EBITDA (1)	157	301	(47.8)%
Operating margin (2)	2.6%	17.0%	(14.4) pts
____________________

*	Not meaningful.

(1)	See the “Reconciliation of Non-GAAP Financial Measures” discussion later in this MD&A for a reconciliation of Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”).

(2)	Operating margin is calculated as income from operations divided by net revenues.
Net Revenue
Three Months Ended March 31, 2020 vs. 2019
Net revenues decreased $154 million, or 15.3%, for the three months ended March 31, 2020 compared with the corresponding prior year period as a result of the property closures beginning mid-March 2020 due to the COVID-19 public health emergency, as discussed above. Revenues were 8% higher year over year through the end of February with positive momentum carrying into the beginning of March, driven by strong casino revenues across all regions, as highlighted by the Indiana and Las Vegas markets. However, due to the property closures, revenues in the month of March were 55% lower than in the prior year.

•
Through February 2020, casino revenues were 13% higher year over year primarily due to favorable hold and an increase in gaming volumes in the Las Vegas and Other U.S. regions. The addition of table games within certain of our Indiana properties drove this increase. However, due to the closure of our properties, during the three months ended March 31, 2020, casino revenues decreased $56 million compared with the same period in 2019 due to a $33 million decrease in the Las Vegas region and $23 million decrease in the Other U.S. region.

•
Through February 2020, food and beverage revenues were 5% higher year over year with continued growth from our food and beverage outlets driven by higher occupancy rates in the Las Vegas region. However, due to the closure of our properties, during the three months ended March 31, 2020, food and beverage revenues decreased $41 million compared with the same period in 2019, driven by a $32 million decrease in the Las Vegas region.

•
Through February 2020, rooms revenues increased by $5 million primarily due to an increase in occupancy rates at our Las Vegas properties. However, during the three months ended March 31, 2020, rooms revenues decreased $41 million compared with the same period in 2019 due to lower occupancy and our eventual suspension of operations due to COVID-19.

•
Through February 2020, other revenues also increased by $6 million. However, during the three months ended March 31, 2020, the property closures caused a decrease of $16 million compared with the same period in 2019 due to a decline in all categories, including a $7 million decrease in lease revenue and a $5 million decrease each in retail and entertainment revenues.

Operating Expenses
Three Months Ended March 31, 2020 vs. 2019
Operating expenses decreased $5 million, or 0.6%, for the three months ended March 31, 2020 compared with the corresponding prior year period primarily due to a decrease in direct operating expenses of $17 million as our properties were closed for 15 days during the current year as compared to prior year. Offsetting the favorable change, we incurred additional payroll and benefit expenses of $31 million for the post-March 31, 2020 period for furloughed employees who have no further service requirement for the period. These additional costs were offset by the receivable recorded from the CARES Act employee retention credit of $16 million.
Other Factors Affecting Net Income/(Loss)

	Three Months Ended March 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2020	2019
Interest expense	$(102)	$(106)	3.8%
Other income	4	1	*
Income tax benefit/(provision)	19	(18)	*
____________________

*	Not meaningful.
Interest Expense
For the three months ended March 31, 2020, interest expense decreased $4 million compared with the same period in 2019 primarily due to a decrease in the London Interbank Offered Rate (“LIBOR”) on our variable rate debt.
Income Tax Benefit/(Provision)
For the three months ended March 31, 2020 and 2019, the income tax benefit/(provision) was a benefit of $19 million and a provision of $18 million, respectively. The effective tax rate for the three months ended March 31, 2020 and 2019 differed from the expected federal tax rate of 21% primarily due to nondeductible expenses and state taxes. See Note 9 for additional information.
Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA is presented as a measure of the Company’s performance. Adjusted EBITDA is defined as revenues less operating expenses and is comprised of net income/(loss) before (i) interest expense, net of interest capitalized and interest income, (ii) income tax (benefit)/provision, (iii) depreciation and amortization, and (iv) certain items that we do not consider indicative of its ongoing operating performance at an operating property level.
In evaluating Adjusted EBITDA you should be aware that, in the future, we may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Adjusted EBITDA should not be construed as an inference that future results will be unaffected by unusual or unexpected items.
Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with generally accepted accounting principles, “GAAP”). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Adjusted EBITDA is included because management uses Adjusted EBITDA to measure performance and allocate resources, and believes that Adjusted EBITDA provides investors with additional information consistent with that used by management.

Reconciliation of Adjusted EBITDA

	Three Months Ended March 31,
(In millions)	2020	2019
Net income/(loss) (1)	$(57)	$48
Income tax (benefit)/provision	(19)	18
Other income	(4)	(1)
Interest expense	102	106
Depreciation and amortization	112	106
Other operating costs (2)	14	12
Stock-based compensation expense	4	8
Other items (3)	5	4
Adjusted EBITDA	$157	$301
____________________

(1)
For the three months ended March 31, 2020, includes $45 million of expense accrued during the quarter related to salaries, paid time off and medical benefit costs associated with employees furloughed, offset by the CARES Act employee retention credit as a result of the COVID-19 public health emergency.

(2)
Amounts primarily represent costs incurred in connection with development activities and reorganization activities, and/or recoveries associated with such items, including acquisition and integration costs, contract exit fees (including exiting the fully bundled sales system of NV Energy for electric service at our Nevada properties), contract termination costs, severance costs, gains and losses on asset sales, demolition costs, and project opening costs.

(3)
Amounts include other add-backs and deductions to arrive at adjusted EBITDA but not separately identified such as professional and consulting services, sign-on and retention bonuses, business optimization expenses and transformation expenses, and losses on inventory associated with properties temporarily closed as a result of the COVID-19 public health emergency.

Liquidity and Capital Resources

Liquidity and Capital Resources
As of March 31, 2020, our cash and cash equivalents totaled $1.7 billion. As of March 31, 2020, $25 million of our revolving credit facility was committed to outstanding letters of credit. Our operating activities yielded operating cash outflows of $65 million, which has decreased from operating cash inflows of $305 million for the three months ended March 31, 2019. The decrease was substantially due to the closure of our properties due to the COVID-19 public health emergency which resulted in a $154 million decrease in net revenues. We took steps to preserve our liquidity by reaching agreements with certain of our vendors to defer the timing of our payments in order to preserve cash flows from operations. Our preservation efforts were offset by additional payroll costs, previously described, paid during the furlough period. We have also provided rent deferrals to our lessees that requested rent relief which will take effect in the second quarter of 2020.
During the three months ended March 31, 2020, we paid $72 million in interest related to our debt and financing obligations including $59 million of interest associated with our debt and $13 million of interest related to our financing obligation. On March 16, 2020, in response to the COVID-19 public health emergency, as a precautionary measure, Caesars announced that we had fully drawn the remaining available amount under the CRC Revolving Facility. The total amount of the draw down was approximately $975 million, a portion of which may be required to be repaid within the next twelve months. See “Debt Activity and Lease-Related Obligations” section below.
As described above, the CARES Act provides for, among other things, economic relief for wages and benefits paid to employees while they are not providing services during this interruption. Qualifying costs under the CARES Act are certain wages and benefits paid to employees who have no further service requirement. For the three months ended March 31, 2020 we have recorded a benefit of approximately $16 million, which is based on qualifying wages and benefits paid to employees during the applicable closure period from mid-March through March 31, 2020. We anticipate that this additional liquidity will become available to us after we submit our claim, which we plan to do during the second quarter of 2020.
Our cash flows from operations have experienced a significant negative effect from our property closures as a result of the COVID-19 public health emergency. As our properties are expected to be closed through at least June 3, 2020, we expect these negative cash flows from operations to continue until our operations are able to return to recent historical levels. We have revised our projections for the remainder of the current year and beyond while considering multiple scenarios that include significant assumptions such as the opening dates of our properties and the rate at which our properties’ operations return to levels prior to the COVID-19 public health emergency. Our projections include scenarios in which our properties begin to open towards the end of the second quarter of 2020, as well as instances when our properties do not open until the third quarter of 2020. Our scenarios also include recovery rates whereby properties gradually return to operating levels experienced prior to COVID-19 over the course of 1 to 3 years. We are uncertain of the likelihood of any of these scenarios over another and, accordingly, have applied equal probability to them.
Once our properties begin to reopen, it is unclear as to what restrictions may be imposed on our operations. Continued social distancing practices may reduce the number of patrons allowed at an individual table game, the number of slot machines we may have available in our gaming areas, or the number of guests that we may allow in certain establishments and entertainment venues. Such limitations could further impede our ability to return to gaming volumes, hotel occupancy and average daily rates, and entertainment ticket sales experienced prior to the COVID-19 public health emergency.
After considering the measures that we have taken in order to maintain our basic operations while our properties remain closed, we estimate incurring approximately $3.3 million to $3.6 million per day of cash outflows which includes operating expenses, rent, interest, debt service, and capital expenditures. Until our operations resume, we expect to continue to incur such cash operating expenses which will result in negative cash flows from operations. We have considered multiple scenarios with which our properties begin to reopen and profitability returns. Based on the assumptions in these scenarios, we believe our current liquidity is sufficient to support our operations, planned capital expenditures for ongoing property renovations, and our total estimated financing activities for the next 12 months. However, these significant assumptions are highly subject to uncertainty and change related to events outside of our control, specifically as to when our properties may be allowed to open, at what levels of capacity, and customer demand.
Our ability to fund our operations, pay our debt and financing obligations, and fund planned capital expenditures depends, in part, upon economic and other factors that are beyond our control, and disruptions in capital markets and restrictive covenants related to our existing debt could affect our ability to fund liquidity needs, pay indebtedness and financing obligations, and secure additional funds through financing activities.
As described more fully in Summary of Significant Events section above, current and future domestic and global economic conditions, including the effect of COVID-19, are expected to materially affect our future operating results in the short-term as well as our existing cash and cash equivalents balances. In addition, conditions in the financial markets could limit our access to further capital resources, if needed, and could increase associated costs. Because of the COVID-19 public health emergency, there is significant uncertainty surrounding the potential effect on our results of operations and cash flows. We are proactively taking measures to increase available cash on hand including, but not limited to, significant reductions in discretionary operating expenses, reducing or delaying capital expenditures, extension of vendor payment terms, employee furloughs, and, as described above, our recent borrowings under our credit facilities. Due to this uncertainty, the foregoing liquidity discussions are forward-looking statements based on assumptions as of the date of this filing that may or may not prove to be correct. Actual results may differ materially from our present expectations. Factors that may cause actual results to differ materially from present expectations include, without limitation, the positive or negative changes in the operational and other matters assumed in preparing our forecasts.
Debt Activity and Lease-Related Obligations
We are a highly-leveraged company and had $7.3 billion in face value of debt outstanding and a $1.1 billion failed sale-leaseback financing obligation as of March 31, 2020. As a result, a significant portion of our liquidity needs are for debt service, including significant interest and principal payments associated with our financing obligation for Harrah’s Las Vegas with VICI. As detailed in the table below, our estimated debt service (including principal and interest) is $1.1 billion for the remainder of 2020 and $7.8 billion thereafter to maturity and our estimated financing obligation is $67 million for the remainder of 2020 and $2.7 billion thereafter to maturity.

Financing Activities as of March 31, 2020

	Remaining 2020	Years Ended December 31,
(In millions)		2021	2022	2023	2024	Thereafter	Total
Annual maturities of long-term debt	$762	$47	$297	$48	$4,418	$1,710	$7,282
Estimated interest payments	290	350	320	260	250	90	1,560
Total debt service payments (1)	1,052	397	617	308	4,668	1,800	8,842
Financing obligation - principal	10	15	17	20	24	701	787
Financing obligation - interest	57	75	74	73	71	1,635	1,985
Total financing obligation payments (2)	67	90	91	93	95	2,336	2,772
Total financing activities	$1,119	$487	$708	$401	$4,763	$4,136	$11,614
____________________

(1)
Debt principal payments are estimated amounts based on maturity dates and borrowings under our revolving credit facility. Interest payments are estimated based on the forward-looking LIBOR curve and include the estimated effect of the ten interest rate swap agreements (see Note 5). Actual payments may differ from these estimates.

(2)
Financing obligation principal and interest payments are estimated amounts based on the future minimum lease payments and certain estimates based on contingent rental payments (as described below). Actual payments may differ from the estimates.

As a precautionary measure, on March 16, 2020, we have drawn the remaining available capacity under each of the CRC Revolving Credit Facility in order to increase our cash position and preserve financial flexibility in light of the uncertainty in the global markets. In accordance with the terms of each of the Revolving Credit Facilities, the proceeds from these borrowings may in the future be used for working capital, general corporate or other purposes permitted by each of the Revolving Credit Facilities. On May 27, 2020, we distributed cash of $680 million to CEC in accordance with the terms of the CRC Credit Agreement.
The calculation of the net senior secured leverage ratio for the CRC Revolving Credit Facility is dependent on EBITDA, as defined by the agreement. Due to the closure of our properties, EBITDA has been significantly affected whereby it is reasonably possible that we would be unable to maintain compliance with the financial covenant thereunder. Our lenders have agreed to waive this financial covenant through September 30, 2021; however, final approvals are not yet in place. The waiver will require us to maintain minimum liquidity, including any such availability under our revolving credit facility. The CRC Revolving Credit Facility will have a minimum liquidity requirement $200 million. As a result, for liquidity modeling purposes we have assumed that a required repayment of $726 million of the revolver borrowing will be repaid within the next twelve months.
For our amended lease with VICI, we assume the renewal is probable and include renewal commitments in the estimated financing obligation in the table above. In addition, the future lease payment amounts included in the table above represent the contractual lease payments adjusted for estimated escalations, as determined by the underlying lease agreement. The estimates are based on the terms and conditions known at the inception of the lease, as amended. However, a portion of the actual payments will be determined in the period in which they are due, and therefore, actual lease payments may differ from our estimates.
In April 2020, we entered into agreements to amend and extend the casino operating contract and ground lease for Harrah’s New Orleans. Due to current closure of operations, we negotiated to defer certain payment timing until after the operations resume.
We are continually evaluating opportunities to improve our capital structure and will seek to refinance our financial obligations or otherwise engage in transactions effecting our capital structure when market and other conditions are attractive to us. These transactions may involve refinancing, new senior credit facilities, tender or exchange offers, issuance of new bonds and/or sale-leasebacks.
Capital Spending and Development
We incur capital expenditures in the normal course of business, and we perform ongoing refurbishment and maintenance at our properties to maintain our quality standards. We also continue to pursue development and acquisition opportunities for additional casino entertainment and other hospitality facilities, and online businesses that meet our strategic and return on investment criteria. Cash used for capital expenditures in the normal course of business is typically made available from cash flows generated by our operating activities and established debt programs, while cash used for development projects is typically funded from our established debt programs, specific project financing, and additional debt offerings. In response to the financial uncertainty due to the COVID-19 public health emergency, where possible, we have delayed planned capital expenditures for non-essential projects and maintenance.
Capital expenditures were $145 million during the three months ended March 31, 2020 in support of our hotel renovation projects at certain properties and a new convention center in Las Vegas (“CAESARS FORUM”). Our projected capital expenditures for 2020 are primarily related to the CAESARS FORUM and hotel improvement projects at certain properties. In response to the financial uncertainty due to the COVID-19 public health emergency as discussed above, we have delayed capital expenditures for non-essential projects and maintenance. When operations resume, we expect to have sufficient liquidity to fund essential capital expenditures through borrowings and cash flows generated by operating activities.
Our planned development projects, if they proceed, will require significant capital commitments, individually and in the aggregate, and, if completed, may result in significant additional revenues. The commitment of capital, the timing of completion, and the commencement of operations of development projects are contingent upon, among other things, negotiation of final agreements and receipt of approvals from the appropriate political and regulatory bodies. We must also comply with covenants and restrictions set forth in our debt agreements. Under our lease agreement with VICI for Harrah’s Las Vegas, we are required to spend certain minimum amounts on capital expenditures.
There are various risks and uncertainties and the expected capital expenditures set forth above may change for various reasons, including our financial performance and market conditions.
We are considering divestiture opportunities of non-strategic assets and properties. If the completion of a sale is more likely than not to occur, we may recognize impairment charges for certain of our properties to the extent current expected proceeds are below our carrying value and such impairments may be material.
Related Party Transactions
For a description of the nature and extent of related party transactions, see Note 10.
Critical Accounting Policies and Estimates
For information on critical accounting policies and estimates, see “Critical Accounting Policies and Estimates” in MD&A of the 2019 Annual Report for discussion about the valuation of goodwill and other intangible assets. We identified goodwill associated with a reporting unit within our Other U.S. Segment that exceeded the estimated fair value by a low margin. This condition continues to exist as of March 31, 2020.
In addition to this reporting unit, we identified goodwill associated with one additional property within our other U.S. segment of $189 million as of March 31, 2020. The fair value of the reporting unit exceeded the carrying value. The estimated fair value of the reporting unit exceeded its carrying value by a margin of approximately 8%. We also identified gaming rights associated with a separate property in the Other U.S. segment of $550 million as of March 31, 2020. The estimated fair value of the gaming rights exceeded their carrying value by a margin of approximately 13%.
See Note 5 for additional information related to our significant assumptions which are highly subject to uncertainty and to change, including factors which may be outside of our control (such as the dates upon which our properties are allowed to reopen, at what levels of capacity, and customer demand). We may record material impairments in the future if these assumptions change or events develop or progress other than as we assumed.
Recently Issued Accounting Standards
See Note 2 for discussion of the adoption and potential effects of recently issued accounting standards.
Contractual Obligations and Commitments
Material changes to our aggregate indebtedness, if any, are described in Note 7.
Except as described in Note 6, as of March 31, 2020, there have been no material changes outside of the ordinary course of business to our other known contractual obligations, which are set forth in the table included in Item 7 in our 2019 Annual Report.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS
This Quarterly Report contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Further, statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” “present,” or “pursue,” or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this report. These forward-looking statements, including, without limitation, those relating to the effect of changes in general economic conditions, such as low consumer confidence, unemployment levels, and depressed real estate pricing resulting from the severity and duration of any downturn in the U.S. or global economy (including changes stemming from, and changes in economic conditions as a result of, the COVID-19 public health emergency), the Merger, future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings, and future financial results, wherever they occur in this report, are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors set forth above and from time to time in our filings with the Securities and Exchange Commission (“SEC”).
Currently, one of the most significant factors that could cause actual outcomes to differ materially from these forward-looking statements is the potential effect of the COVID-19 public health emergency. The extent to which this public health emergency may cause outcomes to differ materially will largely depend on future developments that are highly uncertain and cannot be predicted with confidence, such as the impact of the actions taken to contain the COVID-19 public health emergency or mitigate its impact, and the direct and indirect economic effects of the COVID-19 public health emergency and measures to contain it (including various state governments’ and/or regulatory authorities’ issuance of directives, mandates, orders or similar actions restricting freedom of movement and business operations, such as travel restrictions, border closures, business closures, limitations on public gatherings, quarantines and “shelter-at-home” orders, any of which may result in the closure of business operations). In addition, changes and instability in global, national and regional economic activity and financial market activity as a result of the COVID-19 public health emergency could negatively impact consumer discretionary spending and travel.
Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

•
the uncertainty of the extent, duration and effects of the COVID-19 public health emergency, the response of governmental bodies and our responses to them, including those resulting from government-mandated property closures, travel restrictions social distancing or shelter-in-place orders;

•
risks related to the Merger, including, but not limited to: (1) the inability to complete the Merger due to the failure to satisfy certain conditions to completion of the Merger, including the receipt of all gaming and other regulatory approvals related to the Merger; (2) uncertainties as to the timing of the completion of the Merger and the ability of each party to complete the Merger; (3) disruption of our current plans and operations; (4) the inability to retain and hire key personnel; (5) competitive responses to the Merger; (6) termination fees and unexpected costs, charges or expenses resulting from the Merger; (7) the outcome of any legal proceedings instituted against Caesars or its directors related to the Merger Agreement; (8) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Merger; (9) the inability to obtain, or delays in obtaining, cost savings and synergies from the Merger; (10) delays, challenges and expenses associated with integrating the combined companies’ existing businesses and the indebtedness planned to be incurred in connection with the Merger; and (11) legislative, regulatory and economic developments;

•
our ability to respond to changes in the industry, particularly digital transformation, and to take advantage of the opportunity for legalized sports betting in multiple jurisdictions in the United States (which may require third-party arrangements and/or regulatory approval);

•
development of our announced convention center in Las Vegas, CAESARS FORUM, and certain of our other announced projects are subject to risks associated with new construction projects, including those described below;

•	we may not be able to realize the anticipated benefits of our acquisition of Centaur;

•	the effect of our operating structure following CEOC’s emergence from bankruptcy;

•	the effects of local and national economic, credit and capital market conditions on the economy, in general, and on the gaming industry, in particular;

•	the effect of reductions in consumer discretionary spending due to economic downturns or other factors and changes in consumer demands;

•
foreign regulatory policies, particularly in mainland China or other countries in which our customers reside or where we have operations, including restrictions on travel, foreign currency exchange or importation of currency, and the judicial enforcement of gaming debts;

•
the ability to realize improvements in our business and results of operations through our property renovation investments, technology deployments, business process improvement initiatives and other continuous improvement initiatives;

•	the ability to take advantage of opportunities to grow our revenue;

•	the ability to realize all of the anticipated benefits of current or potential future acquisitions or divestitures;

•	the ability to effectively compete against our competitors;

•	our dependence on the Las Vegas market and lack of geographical diversification;

•	the dependence on the success of third parties adjacent to our properties to generate revenue for our business;

•	uncertainty in the completion of projects neighboring our properties that are expected to be beneficial to our properties;

•
the effect of our substantial indebtedness, including its effect on our ability to raise additional capital in the future and react to changes in the economy, and lease obligations and the restrictions in our debt and lease agreements;

•
the ability to access available and reasonable financing or additional capital on a timely basis and on acceptable terms or at all, including our ability to refinance our indebtedness on acceptable terms;

•	the ability of our customer tracking, customer loyalty, and yield management programs to continue to increase customer loyalty and hotel sales;

•
changes in the extensive governmental regulations to which we are subject and (i) changes in laws, including increased tax rates, smoking bans, regulations, or accounting standards; (ii) third-party relations; and (iii) approvals, decisions, disciplines and fines of courts, regulators, and governmental bodies;

•	compliance with the extensive laws and regulations to which we are subject, including applicable gaming laws, anti-corruption laws, the Bank Secrecy Act and other anti-money laundering laws;

•	our ability to recoup costs of capital investments through higher revenues;

•	growth in consumer demand for non-gaming offerings;

•	abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	the effects of competition, including locations of competitors, growth of online gaming, competition for new licenses, and operating and market competition;

•	the possibility that we may not be able to host the World Series of Poker’s Main Event and the resulting negative impact on our revenues;

•	our ability to protect our intellectual property rights and damages caused to our brands due to the unauthorized use of our brand names by third-parties in ways outside of our control;

•	the ability to timely and cost-effectively integrate companies that we acquire into our operations;

•	the ability to execute on our brand licensing and management strategy is subject to third-party agreements and other risks associated with new projects;

•	not being able to realize all of our anticipated cost savings;

•	our ability to attract, retain and motivate employees, including in connection with the Merger;

•	our ability to retain our performers or other entertainment offerings on acceptable terms or at all;

•	the risk of fraud, theft, and cheating;

•	seasonal fluctuations resulting in volatility and an adverse effect on our operating results;

•	any impairments to goodwill, indefinite-lived intangible assets, or long-lived assets that we may incur;

•
construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•	the effect of adverse legal proceedings and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, and fines and taxation;

•
acts of war or terrorist incidents, severe weather conditions, uprisings, public health emergencies or natural disasters, including losses therefrom, losses in revenues and damage to property, and the effect of severe weather conditions on our ability to attract customers to certain facilities of ours;

•	fluctuations in energy prices;

•	work stoppages and other labor problems;

•	our ability to collect on credit extended to our customers;

•	the effects of environmental and structural building conditions relating to our properties and our exposure to environmental liability, including as a result of unknown environmental contamination;

•	a disruption, failure, or breach of our network, information systems, or other technology, or those of our vendors, on which we are dependent;

•	risks and costs associated with protecting the integrity and security of internal, employee, and customer data;

•	access to insurance for our assets on reasonable terms;

•	the effect, if any, of unfunded pension benefits under multi-employer pension plans;

•
our dependence on the management of Caesars Entertainment, CEOC LLC and CES to render services to us and operate our properties, and provide us with access to intellectual property rights, the Caesars Rewards customer loyalty program, customer databases and other services, rights and information;

•	differences in our interests and those of our ultimate parent entity, Caesars Entertainment or its other subsidiaries, including CEOC LLC;

•	the failure of Caesars Entertainment to protect the trademarks that are licensed to us;

•	risks related to CEOC LLC’s emergence from bankruptcy; and

•	the other factors set forth under “Risk Factors” in Part II, Item 1A of this report and in Part 1, Item 1A of our 2019 Annual Report.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events, except as required by law.
Item 3.    Quantitative and Qualitative Disclosures About Market Risk
Of our $7.3 billion face value of debt, as of March 31, 2020, we have entered into ten interest rate swap agreements to fix the interest rate on $3.0 billion of variable rate debt, and $2.6 billion of debt remains subject to variable interest rates for the term of the agreement. While we may enter into agreements limiting our exposure to higher interest rates, any such agreements may not offer complete protection from this risk. We do not purchase or hold any derivative financial instruments for trading purposes. See Note 5 for additional information.

There have been no other material changes to our market risk in 2020. For information on our exposure to market risk, refer to Part II, Item 7A, “Quantitative and Qualitative Disclosures About Market Risk,” contained in our 2019 Annual Report.
Item 4.    Controls and Procedures
Item 4, “Controls and Procedures,” has been omitted from this report pursuant to Section 4.02 of the CRC Indenture.

PART II—OTHER INFORMATION

Item 1.	Legal Proceedings
The Company is party to ordinary and routine litigation incidental to our business. See Note 6.
On September 5, 2019, a complaint was filed against Caesars and each member of the Caesars’ board of directors (the “Caesars Board”) in the United States District Court for the District of Delaware. The lawsuit, captioned Stein v. Caesars Entertainment Corp., et al., Civil Action No. 1:19-cv-01656, alleged violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14a-9 promulgated thereunder, and 17 C.F.R. § 244.100, against the defendants for allegedly disseminating a false and misleading proxy statement in connection with the Merger. The complaint alleged, among other things, that Caesars violated the securities laws by failing to disclose (i) certain information about the process leading up to the approval of the Merger by the Caesars Board; and (ii) certain financial information relating to the financial advisors’ analyses of the transaction. The plaintiff sought (i) to enjoin the defendants from proceeding with, consummating or closing the Merger, unless and until Caesars discloses to its stockholders the allegedly material information discussed in the complaint, (ii) if the Merger is consummated, rescission of the Merger or rescissory damages and (iii) an accounting to plaintiff for all damages suffered as a result of defendants’ alleged wrongdoing. The plaintiff also sought an award of costs and disbursements incurred in the action, including a reasonable allowance for expert fees and attorneys’ fees. On March 9, 2020, the Stein complaint was voluntarily dismissed.
On September 9, 2019, a class action complaint was filed against Caesars, each member of the Caesars Board, Eldorado and Merger Sub in the United States District Court for the District of Delaware. The lawsuit, captioned Palkon v. Caesars Entertainment Corp., et al., Civil Action No. 1:19-cv-01679, alleged violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, against the defendants for allegedly disseminating a false and misleading proxy statement in connection with the Merger. The complaint alleged, among other things, that Caesars and/or Eldorado violated the securities laws by failing to disclose (i) certain information about the process leading up to the approval of the Merger by the Caesars Board; (ii) certain financial information relating to the financial advisors’ analyses of the transaction; and (iii) certain information regarding potential conflicts of interest of the financial advisor. The plaintiff sought, among other things, (i) to enjoin the defendants from proceeding with, consummating or closing the Merger, unless and until Caesars discloses to its stockholders the allegedly material information discussed in the complaint and (ii) if the Merger is consummated, rescission of the Merger or rescissory damages suffered as a result of defendants’ alleged wrongdoing. The plaintiff also sought an award of costs incurred in the action, including a reasonable allowance for expert fees and attorneys’ fees. On March 9, 2020, the Palkon complaint was voluntarily dismissed.
On September 12, 2019, a class action complaint was filed against Caesars, each member of the Caesars Board and Eldorado in the United States District Court for the District of Delaware. The lawsuit, captioned Gershman v. Caesars Entertainment Corp., et al., Civil Action No. 1:19-cv-01720, alleged violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, against the defendants for allegedly disseminating a false and misleading proxy statement in connection with the Merger. The complaint alleged, among other things, that Caesars violated the securities laws by failing to (i) disclose certain information about the process leading up to the approval of the Merger by the Caesars Board; (ii) disclose certain financial information relating to the financial advisors’ analyses of the transaction; and (iii) obtain a proper valuation for Caesars. The plaintiff sought (i) to enjoin the defendants from proceeding with filing an amendment to the Eldorado S-4 (as defined below) and consummating the Merger, unless and until Caesars discloses to its stockholders the allegedly material information discussed in the complaint and (ii) if the Merger is consummated, rescission of the Merger or rescissory damages. The plaintiff also sought an award of costs and disbursements incurred in the action, including a reasonable allowance for expert fees and attorneys’ fees. On March 9, 2020, the Gershman complaint was voluntarily dismissed.
On September 13, 2019, a class action complaint was filed against Caesars, each member of the Caesars Board and Eldorado in the Eighth Judicial District Court for Clark County, Nevada. The lawsuit, captioned Cazer v. Caesars Entertainment Corp., et al., Civil Action No. A-19-801900-C, asserted claims for breach of fiduciary duties against the Caesars Board and aiding and abetting breach of fiduciary duties against Caesars in connection with the Merger. The complaint alleged, among other things, that the members of the Caesars Board breached their fiduciary duties, and Caesars aided and abetted such breaches of fiduciary duties, by failing to disclose (i) certain information about the process leading up to the approval of the Merger by the Caesars Board; and (ii) certain financial information relating to the financial advisors’ analyses of the transaction. The plaintiff sought (i) to compel the defendants to exercise their fiduciary duties to Caesars stockholders in connection with the Merger in accordance with the information discussed in the complaint and (ii) an accounting to plaintiff for all damages suffered as a result of defendants’ alleged wrongdoing. The plaintiff also sought an award of costs and disbursements incurred in the action, including a reasonable allowance for expert fees and attorneys’ fees. On March 11, 2020, the Cazer complaint was voluntarily dismissed.

On October 18, 2019, a complaint was filed against Caesars and each member of the Caesars Board in the United States District Court for the Southern District of New York. The lawsuit, captioned Yarbrough v. Caesars Entertainment Corp., et al., Case No. 1:19-cv-09650 (S.D.N.Y.), alleged violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, against the defendants for allegedly disseminating a false and misleading definitive registration statement in connection with the Merger. The complaint alleged, among other things, that Caesars violated the securities laws by failing to disclose material information regarding: (i) certain information about the process leading up to the approval of the Merger by the Caesars Board; and (ii) certain financial information relating to the financial advisors’ analyses of the transaction. The plaintiff sought: (i) to enjoin the shareholder vote on the Merger or consummation of the Merger; and (ii) rescission of the Merger, to the extent it closes. The plaintiff also sought an award of costs and disbursements incurred in the action, including a reasonable allowance for expert fees and attorneys’ fees. On February 14, 2020, the Yarbrough complaint was voluntarily dismissed.

Item 1A.	Risk Factors
The following updated risk factors supplement and amend, as applicable, the existing risk factors set forth in our 2019 Annual Report, including for the purpose of addressing developing risks associated with the COVID-19 public health emergency.
Risks Related to Our Business
The COVID-19 public health emergency has had a significant impact on our business, financial results and liquidity, and such impact could worsen and last for an unknown period of time.
The COVID-19 public health emergency is complex and rapidly evolving, with governments, public institutions and other organizations around the world imposing or recommending, and businesses and individuals implementing, restrictions on various activities or other actions to combat its spread, such as restrictions and bans on travel or transportation, limitations on the size of gatherings, closures of work facilities, schools, public buildings and businesses, cancellation of events, including sporting events, conferences and meetings, and quarantines and lock downs. The COVID-19 public health emergency and its consequences have dramatically reduced travel and demand for hospitality services, gaming and entertainment, which has had a significant impact on our business, financial condition and results of operations. Such impact could worsen and last for an unknown period of time. The extent to which the COVID-19 public health emergency impacts our business, financial condition and results of operations, including the duration and magnitude of such effects, will depend on numerous evolving factors that we cannot accurately predict or assess, including the duration and scope of the COVID-19 public health emergency; the negative impact of the COVID-19 public health emergency on global and regional economies and economic activity, including the duration and magnitude of its impact on unemployment rates and consumer discretionary spending; its short and longer-term impact on the demand for travel, hospitality services, gaming and entertainment, transient and group business, and levels of consumer confidence; our ability to successfully navigate the impacts of the COVID-19 public health emergency and the resulting business climate; actions governments, businesses and individuals take in response to the COVID-19 public health emergency, including limiting or banning travel and leisure activities such as gaming and entertainment; and how quickly economies, travel activity, and demand for hospitality services and gaming and entertainment recover after the COVID-19 public health emergency subsides.
In addition, although Caesars is reviewing and intends to seek any available benefits under the CARES Act, we cannot predict the manner in which such benefits will be allocated or administered and we cannot assure you that we will be able to access such benefits in a timely manner or at all. Certain of the benefits Caesars seeks to access under the CARES Act have not previously been administered on the present scale or at all. Government or third-party program administrators may be unable to cope with the volume of applications in the near term and any benefits we receive may not be as extensive as those for which Caesars applies, may impose additional conditions and restrictions on our operations or may otherwise provide less relief than we contemplate. If the U.S. government or any other governmental authority agrees to provide crisis relief assistance that Caesars accepts, it may impose certain requirements on the recipients of the aid, including restrictions on executive officer compensation, dividends, prepayment of debt, limitations on debt and other similar restrictions that will apply for a period of time after the aid is repaid or redeemed in full. We cannot assure you that any such government crisis relief assistance will not significantly limit our corporate activities or be on terms that are favorable to us. Such restrictions and terms could adversely impact our business and operations.
The COVID-19 public health emergency has subjected our business, financial condition and results of operations to a number of risks, including, but not limited to, those discussed below:

•
Risks Related to Revenues: The COVID-19 public health emergency has negatively impacted revenues across all of our revenue streams, and such impact could worsen and last for an unknown period of time. In addition, the COVID-19 public health emergency and its impact on global and regional economies, and the gaming, entertainment and hospitality industries in particular, could make it difficult to obtain financing on attractive terms, or at all. Combined with the temporary shutdown of, and significant decline in revenues from our properties, this increases the probability we may be unable to fund working capital and to service, repay or refinance indebtedness. This may cause lenders to declare a default, accelerate the related debt, or foreclose on our properties, which could eliminate our anticipated income and cash flows and negatively affect our results of operations. The revenue sources negatively affected by the COVID-19 public health emergency include management fees and our sports betting business paid to the Company. The cancellation of sporting events has reduced sports betting transactions, and the cancellation of shows, events and conferences has reduced demand and traffic across our properties. Also, we could be required to test our intangible assets or goodwill for impairments due to reduced revenues or cash flows.

•
Risks Related to Owned and Leased Properties: The COVID-19 public health emergency and its impact on travel has reduced demand at nearly all gaming and entertainment resorts, including our owned and leased properties. Our properties have been shut down since mid-March 2020. As a result, all of our owned and leased properties are not generating revenue sufficient to meet operating expenses, which is adversely affecting our income and could in the future more significantly adversely affect the value of our owned and leased properties, potentially requiring us to recognize significant non-cash impairment charges to our results of operations. Furthermore, while we are working closely with governmental bodies on plans to reopen our properties when their respective closure directives are lifted, we cannot predict the duration of the shutdowns or any limitations governmental bodies may impose on our operations when we are able to reopen. Such limitations could include, among others, restrictions on the number of seats per table game, slot machine spacing, temperature checks and mask protection, as well as other measures at our restaurants and entertainment venues to enforce social distancing measures. In addition, when we are able to reopen, we expect to see weakened demand at our properties in light of continued domestic and international travel restrictions or warnings, consumer fears and reduced consumer discretionary spending and general economic uncertainty. We expect weakened demand to also result from the significant reduction in airline flights to and from the cities in which our properties are located, particularly Las Vegas. It may take many months after our properties reopen for the number of airline flights to and from the cities in which we operate to reach pre-COVID-19 levels. In light of the foregoing, we are unable to determine when our properties will return to pre-public health emergency demand or pricing, but we expect that the COVID-19 public health emergency will have a material impact on our consolidated results of operations during 2020 and potentially thereafter.

•
Risks Related to Operations: Because of the significant decline in the demand for hospitality services and gaming and entertainment, Caesars has taken steps to reduce operating costs and improve efficiency, including furloughing approximately 90% of its employees at its domestic, owned properties in North America, as well as its corporate employees. Such steps, and further changes we may make in the future to reduce our costs, may negatively impact guest loyalty or our ability to attract and retain employees. Our reputation and market share may suffer as a result. For example, if our furloughed employees do not return to work with us when the COVID-19 public health emergency subsides, including because they find new jobs during the furlough, we may experience operational challenges that impact guest loyalty and our market share, which could limit our ability to grow and expand our business and could reduce our profits. Further, reputational damage from, and the financial impact of, reduced or no work could lead employees to depart the Company and could make it harder for us to recruit new employees in the future. In addition, if we are unable to access capital to make physical improvements to our properties, the quality of our properties may suffer, which may negatively impact our reputation and guest loyalty, and our market share may suffer as a result. We may also face demands or requests from labor unions that represent our employees, whether in the course of our periodic renegotiation of our collective bargaining agreements or otherwise, for additional compensation, healthcare benefits or other terms as a result of COVID-19 that could increase costs, and we could experience labor disputes or disruptions as we continue to implement our COVID-19 mitigation plans.

•
Risks Related to Expenses: The COVID-19 public health emergency may cause us to incur additional expenses. For example, depending on the length of the furloughs, or the timing of when certain properties can reopen, we may need to make severance payments to some of our furloughed employees, even if we intend to have the employees return to work in the future. Also, if a property permanently closes and has employees covered by an underfunded multi-employer pension plan, we may need to pay a withdrawal liability to the plan if we do not continue making sufficient contributions to the plan for other covered properties. While governments have implemented and may continue to implement various stimulus and relief programs, including under the CARES Act, it is uncertain whether and to what extent Caesars will be eligible to participate in such programs, whether conditions or restrictions imposed under such programs will be acceptable, and whether such programs will be effective in avoiding or sufficiently mitigating the impacts of COVID-19. Even after the COVID-19 public health emergency subsides, we could experience a longer-term impact on our costs, for example, the costs of training employees to implement new health and safety policies and procedures, or the need for enhanced health and hygiene requirements in one or more regions in attempts to counteract future public health emergencies.

•
Risks Related to Growth: We expect that our growth will be negatively impacted by the COVID-19 public health emergency. If the COVID-19 public health emergency or general economic weakness causes a sustained deterioration in the economy and global markets, some projects that are in construction or development may be untenable to complete or unable to draw on existing financing commitments, and replacement financing may not be available or may only be available on less favorable terms. The COVID-19 public health emergency is also causing construction delays due to government restrictions on non-essential activities and shortages of supplies caused by supply chain interruptions. As a result, some of the projects in our development pipeline may not be completed on the anticipated timeline, or at all, and new projects may not continue to enter our pipeline at the same rate as in the past. Delays, increased costs and other impediments to restructuring projects under development will reduce our ability to realize fees, recover loans and guarantee advances, or realize returns from such projects.

•
Risks Related to Funding: As Caesars previously announced, we have borrowed the full amount available under our revolving credit facility to increase our cash position and preserve financial flexibility in light of the impact on global markets resulting from the COVID-19 public health emergency, and accordingly, our debt has increased substantially since December 31, 2019. The increase in our level of debt may adversely affect our financial and operating activities or ability to incur additional debt. In addition, as a result of the risks described above, we may be required to raise additional capital, and our access to and cost of financing will depend on, among other things, global economic conditions, conditions in the global financing markets, the availability of sufficient amounts of financing, our prospects, our credit ratings, and the outlook for the gaming, entertainment and hospitality industries. As a result of the COVID-19 public health emergency, at least one credit rating agency has downgraded Caesars’ credit rating. Others may do the same. If Caesars’ credit ratings are further downgraded, or general market conditions ascribe higher risk to our credit rating levels, our industry, or our company, our access to capital and the cost of debt financing will be negatively impacted. The interest rate we pay on many of our existing debt instruments, including our credit facilities, is affected by our credit ratings. Accordingly, downgrades may cause our cost of borrowing to increase. In addition, the terms of future debt agreements could include more restrictive covenants, or require incremental collateral, which may further restrict our business operations or cause future financing to be unavailable due to our covenant restrictions then in effect. Also, if we are unable to comply with the covenants under our credit facilities, the lenders under our credit facilities will have the right to terminate their commitments thereunder and declare the outstanding loans thereunder to be immediately due and payable. A default under our term loans could trigger a cross-default, acceleration or other consequences under other indebtedness or financial instruments to which we are a party. There is no guarantee that debt financings will be available in the future to fund our obligations, or will be available on terms consistent with our expectations. Additionally, the impact of the COVID-19 public health emergency on the financial markets is expected to adversely impact our ability to raise funds through equity financings.

COVID-19, and the volatile regional and global economic conditions stemming from the public health emergency caused by it, as well as reactions to any future worsening or resurgence of the COVID-19 public health emergency, could also precipitate or aggravate the other risk factors that we identify in our 2019 Annual Report, which in turn could materially adversely affect our business, financial condition, liquidity, results of operations (including revenues and profitability) and/or stock price. Further, the COVID-19 public health emergency may also affect our operating and financial results in a manner that is not presently known to us or that we currently do not consider to present significant risks to our operations.
We extend credit to a portion of our customers, and we may not be able to collect gaming receivables from our credit customers.
We conduct our gaming activities on a credit and cash basis at many of our properties. Any such credit we extend is unsecured. Table games players typically are extended more credit than slot players, and high-stakes players typically are extended more credit than customers who tend to wager lower amounts. High-end gaming is more volatile than other forms of gaming, and variances in win-loss results attributable to high-end gaming may have a significant positive or negative effect on cash flow and earnings in a particular quarter. We extend credit to those customers whose level of play and financial resources warrant, in the opinion of management, an extension of credit. These large receivables could have a significant effect on our results of operations if deemed uncollectible. Gaming debts evidenced by a credit instrument, including what is commonly referred to as a “marker,” and judgments on gaming debts are enforceable under the current laws of the jurisdictions in which we allow play on a credit basis, and judgments on gaming debts in such jurisdictions are enforceable in all U.S. states under the Full Faith and Credit Clause of the U.S. Constitution. However, other jurisdictions may determine that enforcement of gaming debts is against public policy. Although courts of some foreign nations will enforce gaming debts directly and the assets in the U.S. of foreign debtors may be reached to satisfy a judgment, judgments on gaming debts from U.S. courts are not binding on the courts of many foreign nations.
In addition, in November 2017, the Chinese government adopted new rules to control the cross-border transportation of cash and bearer negotiable instruments, specifically to reduce the international transfer of cash in connection with activities that are illegal in China, including gambling. The Chinese government has recently taken steps to prohibit the transfer of cash for the payment of gaming debts. These developments may have the effect of reducing the collectability of gaming debts of players from China. It is unclear whether these and other measures will continue to be in effect or become more restrictive in the future. These and any future foreign currency control policy developments that may be implemented by foreign jurisdictions could significantly affect our business, financial condition and results of operations.
Risks Relating to the Merger
Caesars stockholders cannot be certain of the date they will receive the merger consideration or of the aggregate value of the merger consideration they will receive.
The date that Caesars stockholders will receive the merger consideration depends on the Closing Date, which is uncertain. On the date of the special meeting of Caesars stockholders to approve the Merger, Caesars stockholders did not know the exact market value of the Eldorado Common Stock that they may receive upon completion of the Merger.
Upon completion of the Merger, each share of Caesars Common Stock will be converted into merger consideration consisting of either cash consideration or stock consideration in the form of shares of Eldorado Common Stock, or a mix of both, pursuant to the terms of the Merger Agreement.
The amount of and value of the merger consideration that Caesars stockholders will receive will fluctuate based on the market price of shares of Eldorado Common Stock, regardless of whether they receive cash consideration or stock consideration, or a mix of both. The merger consideration that Caesars stockholders will receive for each share of Caesars Common Stock will be based on the Eldorado Common Stock VWAP. Both the closing price of shares of Eldorado Common Stock on the Closing Date and the Eldorado Common Stock VWAP may vary from the closing price of shares of Eldorado Common Stock on the date that Caesars and Eldorado announced the Merger, on the date of the special meeting of Caesars stockholders to approve the Merger, on the date of this report, on the date that a stockholder elects to receive cash consideration or stock consideration in the Merger or on any other date. Any change in the market price of shares of Eldorado Common Stock prior to the completion of the Merger will affect the value of the merger consideration that Caesars stockholders will receive upon completion of the Merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Caesars’ and Eldorado’s respective businesses, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond Caesars’ control. In particular, the COVID-19 public health emergency and resulting market and economic conditions have negatively affected, and may continue to negatively affect, the market price of shares of Eldorado Common Stock. The extent to which the COVID-19 public health emergency affects the market price of shares of Eldorado Common Stock depends on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity and duration of the COVID-19 public health emergency and actions to contain its spread or treat its effect, among others. Accordingly, at the time that our stockholders make elections to receive cash consideration or stock consideration in the Merger, Caesars stockholders will not know or be able to calculate the amount of the cash consideration or stock consideration they would receive or the value of the shares of Eldorado Common Stock they would receive upon completion of the Merger.
While the Merger is pending, we are subject to business uncertainties and contractual restrictions that could significantly adversely affect Caesars’ stock and/or bond prices, operating results, financial position and/or cash flows or result in a loss of employees, customers, members, providers or suppliers.
The Merger Agreement includes restrictions on the conduct of business prior to the completion of the Merger or termination of the Merger Agreement, generally requiring us, as a subsidiary of Caesars, to conduct our business in the ordinary course and subjecting us to a variety of specified limitations absent Eldorado’s prior written consent. We may find that these and other contractual restrictions in the Merger Agreement delay or prevent us from responding, or limit our ability to respond, effectively to the COVID-19 public health emergency, competitive pressures, industry developments and future business opportunities that may arise during such period, even if our management believes they may be advisable. The pendency of the Merger may also divert management’s attention and our resources from ongoing business and operations.
Our employees, customers, members, providers and suppliers may experience uncertainties about the effects of the Merger. In connection with the Merger, it is possible that some customers, members, providers, suppliers and other parties with whom we have, or seek to establish, a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationship or key commercial agreements with us, or not to establish a relationship with us, as a result of the Merger. Similarly, current and prospective employees may experience uncertainty about their future roles with us following the completion of the Merger, which may materially and adversely affect our ability to attract and retain key employees, and current employees may lose productivity as a result of such uncertainty. If any of these effects were to occur, it could materially and adversely affect Caesars’ stock and/or bond prices, operating results, financial position and/or cash flows.

Litigation against Caesars, Eldorado and/or the members of their respective boards of directors challenging the Merger could prevent or delay the completion of the Merger or result in the payment of damages following completion of the Merger.
Stockholders of Caesars and/or Eldorado have filed, and may file, lawsuits challenging the Merger or the other transactions contemplated by the Merger Agreement naming Caesars, Eldorado and/or the members of their respective boards of directors as defendants. See Note 6. Although each such lawsuit that has been filed has been voluntarily dismissed, there can be no assurance that additional lawsuits will not be filed by stockholders of Caesars and/or Eldorado. The outcome of any such additional lawsuits cannot be assured, including the amount of costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation of these claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the Merger on the agreed-upon terms, such an injunction may delay completion of the Merger in the expected timeframe, or may prevent the Merger from being completed at all. Whether or not any plaintiff’s claim is successful, this type of litigation can result in significant costs and divert management’s attention and resources from the completion of the Merger and ongoing business activities, which could negatively affect the operation of our business.
One of the conditions to completion of the Merger is the absence of any governmental order or law prohibiting the completion of the Merger. Accordingly, if a plaintiff is successful in obtaining an order prohibiting the completion of the Merger, then such order may prevent the Merger from being completed, or from being completed within the expected timeframe.
Following the Merger, the combined company will be subject to a number of uncertainties and risks that could affect its stock price, operating results, financial position and/or cash flows.
Following the Merger, the combined company will be subject to a number of uncertainties and risks, including the following:

•
the integration of Caesars and Eldorado following the Merger may present significant challenges, and we cannot be sure that the combined company will be able to realize the anticipated benefits of the Merger in the anticipated time frame or at all;

•	the combined company may be unable to realize anticipated cost synergies to the extent and within the time expected, and may incur additional costs in order to realize these cost synergies;

•
the combined company will have a substantial amount of indebtedness outstanding following the Merger and may incur additional indebtedness in the future, which could restrict the combined company’s ability to pay dividends and fund working capital and planned capital expenditures;

•
the composition of the combined company’s board of directors will be different than the composition of Caesars’ current board of directors, which may affect the strategy and operations of the combined company;

•	regulatory agencies may impose terms and conditions on approvals of the Merger that could adversely affect the projected financial results of the combined company;

•
substantial costs will be incurred in connection with the Merger, including costs associated with integrating the businesses of Caesars and Eldorado and transaction expenses arising from the Merger, which could adversely affect the projected financial results of the combined company;

•
following the Merger and the transactions contemplated by the Master Transaction Agreement, dated as of June 24, 2019, by and between Eldorado and VICI, the combined company and its subsidiaries will be required to pay a significant portion of their cash flow from operations to third parties pursuant to leasing and related arrangements;

•
the announcement or completion of the Merger may trigger change in control or other provisions in certain of Caesars’ and Eldorado’s commercial agreements, which could adversely affect the projected financial results of the combined company;

•	Caesars’ stockholders will have a reduced ownership and voting interest in the combined company and, as a result, will exercise less influence over management;

•	Caesars’ stockholders will have different rights under the combined company’s governing documents than they do currently under Caesars’ governing documents;

•
the market price of the combined company’s common stock may be affected by the perception that the effect of the COVID-19 public health emergency may be more severe on the combined operations of Caesars and Eldorado due to the combined company’s significant operations in the gaming, entertainment and hospitality industries;

•
the market price of the combined company’s common stock may be affected by factors different from those affecting Caesars Common Stock prior to the completion of the Merger, and may decline as a result of the Merger; and

•	business may suffer if the combined company does not succeed in attracting and retaining existing and additional personnel.
There can be no assurance that the risks described above, or other risks and challenges inherent in the combination of two businesses of the size, scope and complexity of Caesars and Eldorado, will not materialize. If any of those risks materialize, they may materially and adversely affect the combined company’s stock and/or bond prices, operating results, financial position and/or cash flows.
For a discussion of additional risk factors that could cause actual results to differ materially from those anticipated, please refer to our 2019 Annual Report.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds
None.

Item 3.	Defaults Upon Senior Securities
None.

Item 4.	Mine Safety Disclosures
Not applicable.

Item 5.	Other Information
None.

Item 6.	Exhibits

			Incorporated by Reference
Exhibit Number	Exhibit Description	Filed Herewith	Form	Period Ending	Exhibit	Filing Date

*10.1	Amended and Restated Casino Operating Contract, dated April 1, 2020, by and between Jazz Casino Company, L.L.C. and the State of Louisiana, by and through the Louisiana Gaming Control Board.	—	8-K	—	10.1	4/6/2020

*10.2	Second Amended and Restated Lease Agreement, dated April 3, 2020, by and among Jazz Casino Company, L.L.C., New Orleans Building Corporation and the City of New Orleans.	—	8-K	—	10.2	4/6/2020

*10.3	Letter agreement, dated April 3, 2020, by and among Jazz Casino Company, L.L.C., New Orleans Building Corporation and the City of New Orleans.	—	8-K	—	10.3	4/6/2020

*10.4	First Amendment to the Amended and Restated Casino Operating Contract, made and entered into as of April 9, 2020, and made effective as of April 1, 2020, by and between Jazz Casino Company, L.L.C., and the State of Louisiana, by and through the Louisiana Gaming Control Board.	—	8-K/A	—	10.4	4/14/2020

*	Filed by Caesars Entertainment Corporation.